    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996


                                                      REGISTRATION NO. 333-12021
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         CANDLEWOOD HOTEL COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          7011                         48-1188025
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------
                             LAKEPOINT OFFICE PARK
                               9342 EAST CENTRAL
                             WICHITA, KANSAS 67206
                                 (316) 631-1300

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 WARREN D. FIX
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             LAKEPOINT OFFICE PARK
                               9342 EAST CENTRAL
                             WICHITA, KANSAS 67206
                                 (316) 631-1300

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                 THOMAS W. DOBSON                                    KENDALL BISHOP
                  CHARLES K. RUCK                                    ALLISON KELLER
                 LATHAM & WATKINS                                 O'MELVENY & MYERS LLP
         650 TOWN CENTER DRIVE, 20TH FLOOR                 1999 AVENUE OF THE STARS, SUITE 700
           COSTA MESA, CALIFORNIA 92626                       LOS ANGELES, CALIFORNIA 90067

                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1996


                                3,850,000 SHARES

                                      LOGO

                                  COMMON STOCK

     All of the 3,850,000 shares of Common Stock offered hereby are being sold by Candlewood Hotel Company, Inc. (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for listing on the Nasdaq National Market, subject to notice of issuance, under the trading symbol "CNDL."

     SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                            Price to       Underwriting     Proceeds to
                                             Public         Discount(1)     Company(2)
-----------------------------------------------------------------------------------------
Per Share...............................         $               $               $
Total(3)................................         $               $               $
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2)  Before deducting expenses payable by the Company estimated at $600,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 577,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to
     Public will total $          , the Underwriting Discount will total
     $          and the Proceeds to Company will total $          . See
     "Underwriting."

     The shares of Common Stock are offered by the Underwriters named herein, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the delivery of certificates representing the shares will be made against payment
therefor at the office of Montgomery Securities on or about              , 1996.

                            ------------------------

MONTGOMERY SECURITIES                                    SCHRODER WERTHEIM & CO.

                                           , 1996

                                   [GRAPHICS]

                            ------------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, ON THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes (i) the consummation of the Reorganization (as defined herein), (ii) no exercise of the Underwriters' over-allotment option and (iii) an initial offering price of $13.00 per share (the midpoint of the range set forth on the cover of this Prospectus). Unless the context otherwise indicates, all references herein to the Company refer to Candlewood Hotel Company, Inc., together with its subsidiaries, after giving effect to the Reorganization. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     Candlewood Hotel Company, Inc. is in the business of developing, owning, operating, franchising and managing Candlewood extended-stay hotels. Candlewood hotels and their amenities are designed to appeal particularly to business travelers seeking extended-stay accommodations by combining the convenience of a hotel with many of the comforts of an apartment and providing well appointed, high quality lodging at affordable prices. The Company's goal is to rapidly develop and franchise Candlewood hotels to capitalize on what the Company believes is an underserved demand for mid-priced extended-stay hotels and to develop a leading national brand within that segment of the extended-stay market, which the Company believes is characterized by average daily rates of approximately $40 to $60.

     As of October 15, 1996, the Company owned and operated one Candlewood hotel and was constructing four additional hotels, two of which are expected to open in the first quarter of 1997 and two of which are expected to open in the second quarter of 1997. In 1997, the Company's objective is to open approximately 14 additional Company-owned hotels and to begin construction of approximately 20 additional Company-owned hotels. In pursuing this objective, as of October 15, 1996 the Company had 18 potential sites under contract and had agreements in principle or letters of intent with respect to 17 potential sites. In addition, the Company is developing a nationwide franchising program, and as part of that program is a party to one multi-hotel development agreement which grants the developer options to obtain franchises to construct and operate up to 22 Candlewood hotels over the next three years.

     The Company believes that the experience of its senior management team will be instrumental in executing its growth strategy. Jack P. DeBoer, the Company's founder, Chairman and President, is credited by the lodging industry with creating the extended-stay concept. Mr. DeBoer, who founded the Residence Inn chain and co-founded Summerfield Hotel Corporation, developed and franchised a total of 116 extended-stay hotels under those two brands. This background has provided Mr. DeBoer with numerous contacts among potential franchisees, representatives from the construction industry and other leaders in the hospitality industry.

     The Company expects to derive substantial benefits from its strategic alliance with Doubletree Corporation (together with its subsidiaries, "Doubletree"), which will own 28.7% of the Company's Common Stock outstanding after the Offering. The Company believes it will benefit from Doubletree's central reservation system, in-room video and service arrangement and bulk purchasing discounts on phone rates and supplies. Candlewood also believes it will benefit from Doubletree's management resources, extensive knowledge of local markets, and established insurance and employee benefit programs. As additional Candlewood hotels commence operations, the Company anticipates that it will formalize the services to be provided by Doubletree and the cost of certain of those services. Doubletree is not expected to manage any Candlewood hotels. Doubletree has agreed to extend a five-year $15 million subordinated credit facility to the Company, a substantial portion of which will have been funded at the time of the Offering. Doubletree has also agreed to guarantee a portion of the construction loans and long-term financing that the Company has arranged for its qualified franchisees. Doubletree is a leading hotel management company that managed, leased or franchised 178 hotels in 31 states, the District of Columbia and Mexico as of June 30, 1996.

     The standard Candlewood hotel will contain approximately 75 - 135 rooms, comprised of studios and king suites, both of which contain business and other amenities consistent with amenities found in upscale, full-service hotels. The studios have been designed as spacious, well appointed rooms which the Company believes are larger than most full-service hotel rooms. Up to 25% of the rooms in a standard Candlewood hotel may be two-room king suites designed to accommodate guests who are willing to pay a premium rate for a bedroom separated from the kitchen and office area. The Company believes king suites will increase the average daily rate and the average length of stay.

     The majority of extended-stay hotels are either in the upscale sector of the market, such as Residence Inn, Homewood Suites, Hawthorn Suites and Summerfield Suites (most with average daily rates in excess of $80), or the economy sector, such as Suburban Lodge, Extended Stay America, Homestead Village and Villager Lodge (most with average daily rates less than $35). The Company believes that these brands do not meet the needs of a large number of travelers who desire well appointed, high quality, spacious accommodations with full kitchens, but with room rates in the mid-priced segment of the extended-stay market. Candlewood hotels are designed to accommodate what the Company believes to be an underserved segment of the extended-stay market. In addition, the Company believes that the high quality of Candlewood hotels relative to their moderate daily rate will attract certain guests who otherwise would stay at traditional hotels. The Company anticipates that the average daily rate at Candlewood hotels will be approximately $45 - $55 per studio, which is significantly lower than full-service hotels with comparable room features and amenities and generally competitive with traditional limited-service hotels that do not offer the high quality appointments and amenities of the Company's rooms. Accordingly, the Company believes that Candlewood hotels will be particularly attractive to business travelers, including professionals on temporary work assignment, consultants, travelers conducting or participating in training seminars and government employees.

     The Company has initiated a national franchising program which it believes will accelerate the establishment of its market presence and brand awareness on a national level, generate incremental revenues at an attractive margin, attract franchisees and create opportunities to obtain management contracts with respect to franchised properties. The Company intends to pursue its franchising program not only through the sale of individual or single-site franchises, but also through entering into development agreements. Under the development agreements, the Company will grant, in exchange for nominal consideration, options to obtain franchises to construct and operate Candlewood hotels in exclusive geographic territories, which exclusive rights may be terminated by the Company if the developer fails to submit franchise applications in accordance with a development schedule. As of October 15, 1996, the Company was a party to one development agreement, which grants the developer options to obtain franchises to construct and operate up to 22 Candlewood hotels, including five Candlewood hotels in 1996, seven Candlewood hotels in 1997, seven Candlewood hotels in 1998 and three Candlewood hotels in 1999.

     The Company believes that guests will find a combination of the following factors differentiate the Candlewood brand from other extended-stay hotels:

     - Upscale Accommodations at Moderate Prices. Candlewood hotels will offer upscale accommodations at competitive rates within the mid-priced extended-stay market which the Company believes will be attractive to guests staying six nights or longer.

     - Amenities for Business Travelers. Each Candlewood studio and king suite will offer amenities designed to accommodate the needs of the business traveler, such as two phones with two incoming direct dial phone lines and computer connections, an oversized wooden desk with a quad-outlet to accommodate office equipment needs, an executive chair, a bulletin board, a guest chair and personalized, remote accessible phone mail.

     - High Quality, Extended-Stay Features. Each Candlewood room will contain a 25-inch television, video cassette player, compact disc player, an iron and ironing board and a fully equipped kitchen, including a full-size refrigerator, full-size microwave oven, dishwasher, two burner stovetop, coffee maker, toaster, and a complete set of utensils and cookware. Also, each Candlewood hotel will be equipped with an exercise room, a guest laundry facility and a convenient dry cleaning drop with same-day service.

     - Value Priced Features. Candlewood hotels will offer complimentary use of laundry facilities, free local calls, $0.15-per-minute long distance calls and the self-service "Candlewood Cupboard," featuring value priced packaged foods and $0.25 beverages. Each Candlewood guest will receive a free "First-Night Kit" complete with items such as breakfast bars, coffee and popcorn.

     The Company believes that a combination of the following factors will make Candlewood an attractive brand choice for franchisees and investors compared to other extended-stay brands:

     - Operating Efficiencies. By employing only six to eight full-time employees and one part-time employee at each Candlewood hotel, the Company believes that it will minimize operating costs. Each hotel will be equipped with technology that will allow guests to check-in and check-out without the assistance of hotel employees.

     - Strength of Management and Staff. In addition to Mr. DeBoer's extensive experience in the extended-stay lodging industry, the Company is developing the management infrastructure necessary to pursue each of its strategies, including the formation of internal real estate, construction, marketing, operations and franchising divisions.

     - Strategic Alliance with Doubletree. The Company has a strategic alliance with Doubletree through which the Company and its franchisees are expected to be able to take advantage of Doubletree's purchasing power, central reservation system and financial support.

     - Sales Organization. The Company has established a sales and marketing division which, together with a dedicated on-site direct-sales employee at each hotel, will target institutions and employers in areas proximate to its hotels.

     - Standard Design and Low Construction Costs. The Company expects that all Candlewood hotels, including hotels owned by its franchisees, will be designed and built according to uniform plans and specifications and pursuant to standard construction contracts. The Company believes that standardization will lower construction costs and establish consistent quality, thereby enhancing its customers' loyalty and its ability to establish a national brand. The Company has identified and approved three major contractors in the United States, each of whom has agreed to cost-plus contracts with a ceiling on total expense.

     - Franchisee Financing. The Company has arranged with a third party lender to provide construction loans and long-term financing for up to 80% of the cost of franchised hotels, subject to approval by the Company and the lender on an individual property basis. The Company expects that the availability of this financing will expedite and provide added certainty to the development process. Doubletree has agreed to guarantee certain portions of the loans made to the Company's franchisees under this arrangement.

                                  THE REORGANIZATION


     The Company was incorporated in August 1996 to succeed to the business of Candlewood Hotel Company, L.L.C., a Delaware limited liability company ("Candlewood LLC"), in anticipation of the Offering. Candlewood LLC was formed in November 1995 to develop, own, operate and franchise Candlewood extended-stay hotels. The membership interests in Candlewood LLC are owned 50% by Doubletree, 42.5% by JPD Corporation, a Kansas corporation owned by Mr. DeBoer and certain trusts (the "DeBoer Trusts"), the beneficiaries of which are certain members of his family, and 7.5% by the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership"), a Kansas limited partnership, the general partner and majority owner of which is Mr. Warren Fix, a director and the Executive Vice President and Chief Financial Officer of the Company (collectively, Doubletree, Mr. DeBoer, the DeBoer Trusts and the Fix Partnership are referred to herein as the "Initial Stockholders"). Doubletree and the Fix Partnership each acquired its membership interest in Candlewood LLC through a capital contribution and JPD Corporation acquired its membership interest through the contribution of certain intangibles, including the development of the Candlewood hotel concept and rights to the name of the Company, which were valued in the course of arms-length negotiations among the members of Candlewood LLC. Prior to the closing of the Offering, the Company's five properties will each be owned by a separate limited liability company (the "Subsidiary LLCs"), the membership interests of each of which will be owned 98% by Candlewood LLC, 1% by DT Real Estate, Inc., a subsidiary of Doubletree, 0.85% by JPD Corporation, and 0.15% by the Fix Partnership.


     Immediately prior to the Offering, Doubletree and the Fix Partnership will contribute to the Company all of their outstanding membership interests in Candlewood LLC and their minority interests in the Subsidiary LLCs. At the same time, Mr. DeBoer and the DeBoer Trusts will contribute to the Company 100% of the stock of JPD Corporation, the assets of which are substantially comprised of its membership interests in Candlewood LLC and the Subsidiary LLCs. In consideration of such transfer, each of Doubletree and the Fix Partnership will be issued shares of Common Stock of the Company in proportion to their ownership interests in Candlewood LLC immediately prior to such transfer and Mr. DeBoer and the DeBoer Trusts, collectively, will be issued shares of Common Stock of the Company in proportion to JPD Corporation's ownership interest in Candlewood LLC immediately prior to such transfer. As a result, the ownership of the Common Stock of the Company by Doubletree, the Fix Partnership and the shareholders of JPD Corporation immediately prior to the Offering will be in the same proportion as their ownership of membership interests in Candlewood LLC immediately prior to the reorganization of the Company. Upon consummation of such reorganization, Doubletree, the Fix Partnership and the shareholders of JPD Corporation, including Mr. DeBoer, will own 2,587,500, 388,125 and 2,199,375 shares of Common Stock of the Company, respectively.


     In addition, prior to the Offering, the amount of capital in excess of $200,100 previously contributed to Candlewood LLC by Doubletree, together with a preferred return on its capital contributions, will be distributed by Candlewood LLC to Doubletree. In connection with the reorganization of the Company, Doubletree has agreed to extend to the Company a $15 million subordinated credit facility. Prior to the Offering, Doubletree will loan to the Company an amount equal to the amount of the distributed capital and preferred return, which will be evidenced by a long-term note payable as part of the subordinated credit facility. As of October 15, 1996, Doubletree had made capital contributions to Candlewood LLC of approximately $12.3 million. The terms of the distribution to Doubletree, as well as the subsequent loan by Doubletree to the Company, were determined by the members of Candlewood LLC in the course of arms-length negotiations. The reorganization of Candlewood LLC, JPD Corporation and the Subsidiary LLCs into the Company and the related transactions described above are referred to herein as the "Reorganization." Following the Reorganization, each of the Company's five hotel properties will be owned by a separate limited liability company, the members of which will be the Company, Candlewood LLC and JPD Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Reorganization."

                                  THE OFFERING

Common Stock offered........................  3,850,000 shares(1)
Common Stock outstanding after the            9,025,000 shares(1)(2)
  Offering..................................
Use of Proceeds.............................  To fund the national expansion of Candlewood hotels and for working capital and other
                                              general corporate purposes.
Nasdaq National Market Symbol...............  The Company's Common Stock has been approved for listing on the Nasdaq National Market,
                                              subject to notice of issuance, under the symbol
                                              "CNDL."

---------------
(1) Excludes 577,500 shares of Common Stock subject to the Underwriters' over-allotment option.

(2) Excludes 900,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Equity Participation Plan (the "1996 Equity Plan"). See "Management -- Compensation Plans and Arrangements."

     The executive offices of the Company are located at Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206, and its telephone number is (316) 631-1300.

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The Company was incorporated in August 1996 to succeed to the business of Candlewood LLC. See "The Reorganization." The following tables present summary historical consolidated financial information for Candlewood LLC. The following tables also present summary pro forma consolidated financial information for the Company, giving effect to the Reorganization. The historical results for the six months ended June 30, 1996 are not indicative of actual results of the year. The summary historical and pro forma consolidated financial information should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Candlewood LLC, including notes thereto, included elsewhere in this Prospectus.

                                                               PERIOD FROM
                                                             OCTOBER 1, 1995           SIX MONTHS
                                                              (INCEPTION) TO             ENDED
                                                           DECEMBER 31, 1995(1)      JUNE 30, 1996
                                                           --------------------     ----------------
STATEMENT OF OPERATIONS DATA:
Revenues.................................................               --             $  120,038
Hotel operating expenses.................................               --                 86,195
Corporate operating expenses.............................       $  204,361                748,348
Depreciation and amortization............................            4,625                 70,759
Operating loss...........................................         (208,986)              (785,264)
Interest income..........................................               --                 11,496
Net loss.................................................         (208,986)              (773,768)
Pro forma net loss per share(2)..........................             (.04)                  (.15)
Pro forma weighted average shares outstanding(2).........        5,175,000              5,175,000

                                                                      JUNE 30, 1996
                                                        -----------------------------------------
                                                                                COMPANY
                                                                       --------------------------
                                                        CANDLEWOOD                     PRO FORMA
                                                           LLC            PRO             AS
                                                        HISTORICAL      FORMA(3)      ADJUSTED(4)
                                                        ----------     ----------     -----------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and equivalents..................................  $1,022,492     $1,022,492     $46,968,992
Total assets..........................................   7,029,069      7,029,069      52,975,569
Accounts payable......................................     329,828        329,828         329,828
Note payable..........................................          --      7,334,614       7,334,614
Minority interest.....................................      47,460             --              --
Members' equity.......................................   6,569,318             --              --
Stockholders' equity (deficit)........................          --       (717,836)     45,228,664

------------------------
(1) Although Candlewood LLC was not formed until November 16, 1995, certain expenses applicable to its business were incurred during the period from October 1, 1995 to November 16, 1995 and were funded by capital contributions of members. Accordingly, the Company's statements of operations have been presented as if the Company's operations began on October 1, 1995.

(2) Pro forma net loss per share is based on (i) the 5,175,000 shares of Common Stock of the Company issued in conjunction with the Reorganization as if such shares had been issued and outstanding for all periods presented and
    (ii) the amount of pro forma net loss as if the Company had operated as a C Corporation for all periods presented. See Notes 1g and 1j of Notes to Consolidated Financial Statements.

(3) Gives effect to the Reorganization as if it had occurred on June 30, 1996, reflecting (i) the distribution of the amount of capital in excess of $200,100 previously contributed by Doubletree and related preferred return,
    (ii) the contribution of outstanding membership interests of Candlewood LLC and minority interests of the Subsidiary LLCs held by Doubletree and the Fix Partnership, and the contribution of the stock of JPD Corporation, to the Company and (iii) the issuance of a note payable to Doubletree pursuant to the subordinated credit facility. See Note 10 of Notes to Consolidated Financial Statements.

(4) Adjusted to reflect the sale of 3,850,000 shares of Common Stock by the Company in the Offering at an assumed public offering price of $13.00 per share with assumed net proceeds of $45,946,500 and the application of such net proceeds as if the transactions contemplated hereby occurred on June 30, 1996. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus. The Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

LIMITED OPERATING HISTORY; RISKS OF OPERATIONS

     The Company began operating its first extended-stay hotel in May 1996 and has a limited operating history upon which investors may evaluate the Company's performance and its claims about the proposed construction, operation, features, rates and demand for Candlewood hotels, among other things. In addition, the Company operates only one hotel, which hotel has not generated sufficient cash to cover the Company's operating expenses. The Company has incurred losses to date and there can be no assurance that the Company will be profitable in the future. Given the substantial development and financing expenses relating to the Company's expansion, it expects to sustain net losses for the foreseeable future and such losses could be larger than those previously reported. Operation of individual hotels and a chain of multiple hotels is subject to numerous risks including the inability to operate the hotels at expected expense levels, the inability to maintain high occupancy rates or to attract guests for extended stays, liability for accidents and other events occurring at hotel properties and the inability to achieve expected nightly rates. If the Company is unable to efficiently and effectively operate its hotels, the Company's business and results of operations would be materially and adversely effected.

DEVELOPMENT RISKS

     The Company intends to grow primarily by developing and franchising additional Candlewood extended-stay hotels. Development involves substantial risks, including: costs exceeding budgeted or contracted amounts; delays in completion of construction; failing to obtain all necessary zoning and construction permits; financing not being available on favorable terms; developed properties not achieving desired revenue or profitability levels once opened; competition for suitable development sites from competitors, some of whom have greater financial resources than the Company; incurring substantial costs if a development project must be abandoned prior to completion; changes in governmental rules, regulations and interpretations; and changes in general economic and business conditions. As of October 15, 1996, the Company was constructing four hotels. In 1997, the Company's objective is to open approximately 14 additional Company-owned hotels and to begin construction of approximately 20 additional Company-owned hotels. There can be no assurance that present or future development will proceed in accordance with the Company's expectations. There can be no assurance that the Company will acquire properties, complete the development and construction of hotels or that any such development or construction will be completed on time or within budget.

FUTURE CAPITAL NEEDS AND RISKS OF ADDITIONAL FINANCING

     The development of hotels is capital intensive. The Company has arranged with a third party lender to finance up to 60% of the cost of individual Company-developed hotels, and the Company may finance a greater portion of such costs in the future. Funding of the loans for each hotel will be subject to approval of the third party lender on an individual hotel basis, upon satisfaction of various conditions. There can be no assurance that any financing applications submitted by the Company will be approved by the third party lender on a timely basis, or at all, or that the Company will be able to finance greater than 60% of the cost of any Company-developed hotel with the third party lender. If the applications are not approved or if loans are not funded on a timely basis, the Company may be unable to construct additional Candlewood hotels, may experience delays in its planned development of hotels, and expects that it will be required to seek additional financing. In addition, Doubletree has agreed to loan the Company up to $15 million to fund operating expenses and development of Candlewood hotels, a substantial portion of which will have been funded at the time of the Offering. The Company's construction financing and funds available from Doubletree will bear interest at variable rates, which will subject the Company to risks associated with debt financing. The Company's ability to meet its debt service obligations will depend upon the future performance of the

Company's operations, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control.

     The Company believes that the net proceeds from the Offering and cash flow from operations, together with its subordinated credit facility from Doubletree and construction financing from NationsBank of Texas, N.A. ("NationsBank") and the third party lender (if approved on an individual basis), will be sufficient to provide capital for development and operations during the 12 months following the Offering. There can be no assurance that changes will not occur that will require the Company to seek additional capital or financing at an earlier date. In addition, after 12 months following the Offering, the Company anticipates that it will require additional cash resources or financing, the amount and timing of which will depend on a number of factors including the number of hotels developed and the cash flow generated by the Company's hotels and franchising operations. The Company has no current arrangements with respect to, or sources of, such additional financing. Additionally, no assurance can be given that additional financing will be available when needed or upon terms acceptable to the Company. If such capital or financing is unavailable, the Company may not be able to develop further hotels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH RAPID GROWTH; RELIANCE ON DOUBLETREE

     The Company's rapid development plans will require the implementation of specialized operational and financial systems and will require additional management, operational and financial resources. For example, the Company will be required to recruit and train property managers and other personnel for each new hotel as well as additional personnel at its headquarters. There can be no assurance that the Company will be able to achieve its planned rate of expansion or manage its expanding operations effectively. If the Company is unable to manage its growth effectively, the Company's business and results of operations could be materially and adversely effected.

     The Company expects to derive substantial benefits from its strategic alliance with Doubletree. However, Doubletree is under no obligation to provide any services or to provide any benefits to the Company. If such services or benefits are provided, there can be no assurance that they will be provided on terms that are beneficial to the Company or, that if provided, will not be cancelled at any time. See "-- Control of Company by Management and Principal Stockholders; Potential Conflicts of Interest."

DEPENDENCE ON SINGLE TYPE OF LODGING FACILITY AND SINGLE BRAND

     The Company intends exclusively to develop, manage and franchise Candlewood hotels. The Company currently does not intend to develop any lodging facilities other than extended-stay hotels in the mid-priced segment of the market and does not intend to develop lodging facilities with other franchisors. Accordingly, the Company will be subject to risks inherent in concentrating investments in a single type of lodging facility and a single franchise brand, such as a shift in demand or a reduction in business following adverse publicity related to the brand, which could have a material adverse effect on the Company's business and results of operations.

     The Company has only recently begun to implement the Candlewood concept, which includes the design of the standard Candlewood hotel and available amenities. As of the completion of the Offering, only one Candlewood hotel will have been constructed. The Company has limited history upon which it can gauge consumer acceptance of its hotels, and there can be no assurance that the Company's hotels will be readily accepted by guests who are looking for extended-stay hotel accommodations. Further, the Company's hotels will compete against other facilities with substantially greater brand recognition.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the efforts and abilities of its senior management and key employees, particularly, Mr. Jack P. DeBoer, Chairman of the Board, President and Chief Executive Officer, and Mr. Warren D. Fix, Executive Vice President and Chief Financial Officer. The loss of the services of either of these individuals could have a material adverse effect upon the Company's business and results of operations. The Company has entered into an employment agreement with Mr. DeBoer under which he has agreed, subject to certain conditions, to remain in his current position with the Company until August 1999. See
"Management -- Employment Agreement."

COMPETITION FOR AND DEPENDENCE ON FRANCHISE AGREEMENTS

     The Company expects to derive a portion of its revenue through franchise agreements with hotel owners and from the management of certain franchised hotels. Competition for franchise agreements in the lodging industry is intense. The Company expects to compete with national and regional brand franchisors, most of which have greater name recognition and financial resources and a more established market presence than the Company. The Company believes that competition for franchise agreements is based principally upon: the perceived value and validity of the brand; the nature and quality of services provided to franchisees; the franchisees' view of the relationship of building cost and operating expenses to the potential for revenues and profitability during operation and upon sale; and the franchisees' ability to finance construction and operation of the hotel. No assurance can be given that the Company will be successful in establishing brand awareness or the other factors on which franchisors compete, retaining its current franchisee or competing for or obtaining additional franchisees. Failure to maintain and attract franchisees could have a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON DEVELOPMENT AGREEMENTS

     The Company intends to enter into development agreements pursuant to which the Company will grant, in exchange for nominal consideration, options to obtain franchises to construct and operate Candlewood hotels within exclusive territories. Development agreements do not obligate the developer to construct or operate any Candlewood hotels; however, such agreements allow the Company to terminate the developer's exclusive territorial rights if the developer fails to submit franchise applications pursuant to a development schedule. Each Candlewood hotel constructed under a development agreement will be constructed and operated under a separate franchise agreement which must be signed before construction is commenced. Further, most franchisees will require financing for the construction of their hotel which may not be available on terms satisfactory to the franchisee, or at all. By granting exclusive rights in a territory, the Company must rely on the developer, to the exclusion of the Company or other franchisees, to franchise hotels at such locations as the developer chooses and at such times as specified in the development schedule. As a result of development agreements the Company may become dependent upon a few developers to construct and operate Candlewood hotels in key geographic areas. The Company is a party to only one development agreement and there can be no assurance that the Company will enter into additional development agreements. There can be no assurance that any franchise agreements will be entered into, either as a result of development agreements or independently, or that any Candlewood hotels will be opened pursuant to the terms and the times specified in the development agreements, the franchise agreements or at all. Failure to franchise hotels according to the schedules set forth in the development agreements could result in delays in construction in certain territories and have a material adverse effect on the Company's business and results of operations. See
"Business -- Growth and Development Strategies," "-- Franchise and Development Agreements."

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

     The lodging industry, and the extended-stay segment in which the Company operates, may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of hotel rooms or a reduction in demand for hotel space in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs or changes in real estate tax rates and other operating expenses. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies, the inability of the Company or its franchisees to secure financing for the development of Candlewood hotels or an oversupply of hotel rooms coupled with a reduction in demand could have a material adverse impact on the Company's business and results of operations.

COMPETITION IN THE LODGING INDUSTRY

     The lodging industry is highly competitive. Competitive factors within the industry include room rates, quality of accommodations, name recognition, service levels, reputation, reservation systems, convenience of location and the supply and availability of alternative lodging. The Company intends to build most of its hotels in geographic locations where other extended-stay hotels may be located. The Company expects to compete for guests and development sites with both traditional lodging facilities and other extended-stay facilities, including those owned and operated by competing chains and individual extended-stay facilities. Many of these competitors have greater financial resources and may have better relationships with prospective franchisees, representatives of the construction industry and others in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on occupancy, average daily rate and revenues of the Candlewood hotels. See "Business -- Competition."

     The Company believes that competition within the extended-stay lodging market is increasing substantially and will continue to increase in the foreseeable future. A number of other lodging chains and developers have developed or are attempting to develop extended-stay lodging hotels that may compete with the Company's hotels. In particular, some of these entities target the segment of the extended-stay market in which the Company competes. The Company may compete for guests and for new development sites with certain of these established entities which have greater financial resources than the Company and better relationships with lenders and real estate sellers. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the market in which the Company competes or markets in which it will compete, thereby materially adversely affecting the Company's business and results of operations.

REAL ESTATE INVESTMENT RISKS

     General Risks. The Company's investment in its hotels will be subject to varying degrees of risk related to the ownership and operation of real property. The underlying value of the Company's real estate investments is significantly dependent upon its ability to maintain or increase cash provided by operating such investments. The value of the Company's hotels and income from the hotels may be materially adversely affected by changes in national economic conditions, changes in general or local economic conditions and neighborhood characteristics, competition from other lodging facilities, changes in real property tax rates, changes in the availability, cost and terms of financing, the impact of present or future environmental laws, the ongoing need for capital improvements, changes in operating expenses, changes in governmental rules and policies, natural disasters and other factors which are beyond the control of the Company.

     Illiquidity of Real Estate. Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

     Uninsured and Underinsured Losses Could Result in Loss of Value of
Hotels. The Company will maintain comprehensive insurance on each of its hotels, including liability, fire and extended coverage, of the type and amount the Company believes is customarily obtained for or by an owner of similar real property assets. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Company's hotels at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would be insufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a hotel after it has been damaged or destroyed. Under these circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such hotel. In addition, property and casualty insurance rates may increase depending on claims experience, insurance market conditions and the replacement value of the Company's hotels.

FLUCTUATION IN OPERATING RESULTS

     The lodging industry is seasonal in nature and the second and third quarters of the year generally account for a greater proportion of annual revenues than the first and fourth quarters. The timing of openings of new properties could lead to fluctuations in the Company's quarterly earnings. Quarterly earnings may be adversely affected by events beyond the Company's control such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several franchise or development agreements or management contracts, the disruption of the Company's development of hotels, the timing of achieving incremental revenues from new franchise agreements or management contracts and the realization of a loss upon the sale of hotels in which the Company has an equity interest may also adversely impact earnings comparisons.

GOVERNMENT REGULATION

     The hotel industry is subject to numerous federal, state and local government regulations, including those relating to building and zoning requirements. In addition, the Company and its franchisees are subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The Company is also subject to federal regulations and certain state laws that govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on a franchise agreement, including limitations on noncompetition provisions and termination or nonrenewal of a franchise agreement. Some states require that certain offering materials be approved before franchises can be offered or sold in that state. The failure to obtain permits or licenses or approvals to sell franchises, the inability to enforce the terms of the Company's franchise agreements or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the Company's business and results of operations.

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company anticipates that its hotels and the hotels it manages will be substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines, an award of damages to private litigants and significant expense to the Company in bringing its hotels in compliance. See "Business -- Government Regulation."

IMPACT OF ENVIRONMENTAL REGULATION

     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations. In addition, in the event any future legislation is adopted, the Company may, from time to time, be required to make significant capital and operating expenditures in response to such legislation. The Company attempts to minimize its exposure to potential environmental liability through its site selection procedures. The Company typically enters into contracts to purchase real estate subject to certain contingencies. Prior to exercising its option and purchasing the property, the Company conducts a Phase I environmental assessment (which generally includes a physical inspection and database search, but not soil or groundwater analyses). Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous to toxic substances on, under or in the property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate the contaminated property, may adversely affect the owner's ability to borrow using the real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of these substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of its properties, the Company potentially may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition.

POTENTIAL ANTI-TAKEOVER PROVISIONS

     Preferred Stock. The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares, without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company currently has no plans to issue shares of preferred stock. See "Description of Capital Stock -- Preferred Stock."

     Certificate and Bylaws; Delaware Anti-takeover Statute. The ownership positions of Mr. DeBoer and the other executive officers and directors of the Company as a group, together with the anti-takeover effects of certain provisions in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws, may have the effect of delaying, deferring or preventing a change in control of the Company, even if a change of control were in the stockholders' best interests. For example, the Company's Certificate of Incorporation eliminates the right of stockholders to act without a meeting and does not provide for cumulative voting for the election of directors or the right of stockholders to call special meetings. The Company's Certificate of Incorporation also requires that stockholders follow advance notification procedures for certain stockholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any annual meeting of stockholders. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which contains provisions that restrict certain business combinations with interested stockholders upon acquiring 15% or more of the Common Stock. This statute may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the then-existing stockholders. See "Description of Capital Stock -- Anti-takeover Provisions."

     Stockholders' Agreement. Pursuant to a Stockholders' Agreement, each of the Initial Stockholders has agreed to act in concert with respect to the election of directors of the Company. In addition, the approval of the Initial Stockholders is required before the Company can engage in certain transactions including a merger or disposition of assets. These provisions may have the effect of inhibiting a change in control of the Company. See "Description of Capital Stock -- Certain Provisions of Delaware Law" and "The Reorganization."

CONTROL OF COMPANY BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS; POTENTIAL CONFLICTS OF INTEREST


     It is expected that after consummation of the Offering, Mr. DeBoer will beneficially own approximately 23.4% of the outstanding shares of Common Stock of the Company and, together with the other executive officers and directors of the Company as a group, will own 27.7% of the outstanding shares of Common Stock. In addition, Doubletree will beneficially own approximately 28.7% of the outstanding shares of Common Stock of the Company. By reason of such holdings, these stockholders, if they were to act as a group, would be able to control the affairs and policies of the Company and will be able to elect a sufficient number of directors to control the Company's Board of Directors and to approve or disapprove any matter submitted to a vote of the stockholders, including certain fundamental corporate transactions (such as certain mergers and sales of assets) requiring stockholder approval. The Initial Stockholders have entered into agreements which provide for the nomination and election of directors and certain "veto rights" with respect to specified actions by the Company and its subsidiaries. See "The Reorganization" and "Principal Stockholders."

     Entities affiliated with Mr. DeBoer, the Chairman, President and Chief Executive Officer of the Company, own a majority interest in two, and a minority interest in six, Residence Inn hotels. Two of these hotels are located in Wichita, Kansas, proximate to the Company's initial hotel. Certain of the entities affiliated with Mr. DeBoer are selling seven of these Residence Inn hotels to Innkeepers USA Trust, a lodging real estate investment trust (the "REIT"), which owns hotels primarily in the upscale extended-stay market. Upon the closing of the REIT's acquisition, Mr. DeBoer will be the largest shareholder and is expected to be a member of the Board of Trustees, of the REIT. Mr. DeBoer also owns a majority interest in a Hawthorn Suites hotel in Houston, Texas. These hotels may now or in the future compete for guests with Candlewood hotels. In addition, Mr. DeBoer owns a minority interest in the limited liability company which owns and leases the building in which the Company's headquarters are located and in the corporation through which the Company has arranged its insurance policies. The relationships of Mr. DeBoer could give rise to conflicts of interest. See "Certain Transactions." The Company believes that its lease and insurance policies are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties. The Company has a policy requiring any material transaction or agreement with a related party be approved by a majority of the directors not interested in such transaction or agreement.

     Mr. Ueberroth and Mr. Ferris are both directors of the Company and co-chairmen of Doubletree. Doubletree hotels may now or in the future compete for guests with Candlewood hotels. There is no restriction on Doubletree's ability to develop, own, lease or manage hotels, including extended-stay hotels, in locales where Candlewood hotels are now, or in the future may be, located. As of October 15, 1996, Doubletree managed eight extended-stay hotels under the brand Residence Inn by Marriott, none of which operated in the mid-priced segment of the extended-stay market. The relationships of Messrs. Ueberroth and Ferris and the transactions between Doubletree and the Company could give rise to conflicts of interest. See "Business -- Operating Strategies" and "Certain Transactions."

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK

     Prior to the Offering, there has been no public market for shares of the Company's Common Stock, and there can be no assurance that an active trading market will develop or, if developed, will be sustained. The initial public offering price of the Common Stock offered hereby has been determined by negotiations between the Company and the representatives of the Underwriters and there can be no assurance that the Common Stock will not trade at or below the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that often have been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of the Company's Common Stock in the public market after the Offering could adversely affect the market price of the Company's Common Stock. Upon completion of the Offering and assuming no exercise of the Underwriters' overallotment option, the Company will have 9,025,000 outstanding shares of Common Stock (9,602,500 shares if the Underwriters' overallotment option is exercised in full). Of these shares, the 3,850,000 shares sold in the Offering (4,427,500 shares if the Underwriters' over-allotment option is exercised in full) will be available for resale in the public market without restriction except by affiliates of the Company. The remaining 5,175,000 shares of Common Stock are "restricted securities" under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. In addition, the Company intends to register with the Securities and Exchange Commission a total of 900,000 shares of Common Stock reserved for issuance under the 1996 Plan as soon as practicable following the date of this Prospectus. See "Underwriting" and "Shares Eligible for Future Sale."

DILUTION

     Purchasers of the Common Stock will experience an immediate and substantial dilution of approximately $8.05 in pro forma net tangible book value per share of Common Stock from the initial public offering price per share of Common Stock. See "Dilution."

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Board of Directors will control the declaration and determination of the size of dividends, if any. Pursuant to the terms of the Stockholders Agreement among the Initial Stockholders, so long as the Initial Stockholders hold in excess of 50% of the outstanding shares of the Company's Common Stock, the approval of the Initial Stockholders is required before the Company can declare or pay any dividends. The Company anticipates that future financing, including any lines of credit, may restrict or prohibit the Company's ability to pay dividends. See "Dividend Policy."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The Company believes that this Prospectus contains certain forward-looking statements, including without limitation statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions, competition from other lodging properties, changes in real property tax rates and in the availability, cost and terms of financing, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including without limitation under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,850,000 shares of Common Stock being offered hereby, assuming an initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering, are estimated to be approximately $46.0 million (approximately $52.9 million if the Underwriters' over-allotment option is exercised in full).

     The Company intends to use approximately $44.0 million of the net proceeds from the Offering to fund the national expansion of the Company through the development of Company-owned Candlewood hotels and approximately $2.0 million for working capital and general corporate purposes. The Company may also use portions of the net proceeds of the Offering to fund or invest in the development of Candlewood hotels by its franchisees; however, it has no current obligations or commitments to do so. Pending the use of proceeds described above, the net proceeds will be invested in interest-bearing, short-term, investment grade securities, certificates of deposit, interest-bearing bank deposits, or commercial paper.

                                DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock. The Company currently intends to retain any future earnings for reinvestment in the development and expansion of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. Pursuant to the terms of the Stockholders Agreement among the Initial Stockholders, so long as the Initial Stockholders hold in excess of 50% of the outstanding shares of the Company's Common Stock, the approval of the Initial Stockholders is required before the Company can declare or pay any dividends. The Company anticipates that future financing, including any lines of credit, may restrict or prohibit the Company's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "The Reorganization."

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company at June 30, 1996, (ii) the pro forma capitalization of the Company at June 30, 1996 giving effect to the Reorganization as if it had occurred on that date and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale of the 3,850,000 shares of Common Stock offered hereby (assuming an initial public offering price of $13.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                                     JUNE 30, 1996
                                                     ---------------------------------------------
                                                                                 COMPANY
                                                                        --------------------------
                                                     CANDLEWOOD LLC                     PRO FORMA
                                                       HISTORICAL       PRO FORMA      AS ADJUSTED
                                                     --------------     ----------     -----------
                                                                               (UNAUDITED)
Notes payable, current portion.....................    $       --       $       --     $        --
                                                       ==========       ==========     ===========
Notes payable, less current portion................            --       $7,334,614     $ 7,334,614
Minority interest..................................    $   47,460               --              --
Members' equity....................................     6,569,318               --              --
Stockholders' equity:
  Preferred Stock, par value $.01 per share;
     5,000,000 shares authorized; no shares issued
     and outstanding...............................            --               --              --
  Common Stock, par value $.01 per share;
     100,000,000 shares authorized; 5,175,000
     shares issued and outstanding, pro forma;
     9,025,000 shares issued and outstanding, as
     adjusted(1)...................................            --           51,750          90,250
  Additional paid-in capital.......................            --          348,450      46,256,450
  Retained earnings (accumulated deficit)..........            --       (1,118,036)     (1,118,036)
                                                       ----------       ----------     -----------
     Total stockholders' equity (deficit)..........            --         (717,836)     45,228,664
                                                       ----------       ----------     -----------
          Total capitalization.....................    $6,616,778       $6,616,778     $52,563,278
                                                       ==========       ==========     ===========

---------------
(1) Excludes 900,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Equity Plan. See "Management -- Compensation Plans and Arrangements."

                                    DILUTION

     The pro forma net tangible book value (deficit) of the Company at June 30, 1996 was $(1,242,989) or $(.24) per share of Common Stock. Net tangible book value (deficit) per share represents the amount of tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. Pro forma net tangible book value at June 30, 1996 assumes completion of the Reorganization. After giving effect to the sale of the shares of Common Stock offered hereby (based on an assumed initial public offering price of $13.00 per share) and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1996 would have been $44,703,511 or $4.95 per share. This represents an immediate increase in net tangible book value per share of $5.19 to existing stockholders and an immediate dilution in net tangible book value per share of $8.05 to new investors purchasing shares in the Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share..............................           $13.00
  Pro forma net tangible book value (deficit) per share at June 30, 1996.....  $ (.24)
  Increase per share attributable to new investors...........................    5.19
                                                                               -------
Pro forma net tangible book value per share after the Offering...............             4.95
Dilution per share to new investors..........................................           $ 8.05

     The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share of Common Stock paid by the existing stockholders and by the new investors in the Offering (based upon an assumed initial public offering price of $13.00 per share):

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                      ---------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing stockholders...............  5,175,000       57.3%     $   400,200        0.8%        $  0.08
New investors.......................  3,850,000       42.7       50,050,000       99.2           13.00
                                        -------      -----      -----------      -----      ----------
          Total.....................  9,025,000      100.0%     $50,450,200      100.0%        $  5.59
                                        =======      =====      ===========      =====      ==========

     The foregoing tables exclude 900,000 shares of Common Stock reserved for issuance pursuant to the 1996 Equity Plan and 577,500 shares of Common Stock issuable upon the exercise of the Underwriters' over-allotment option. See "Management -- Compensation Plan and Arrangements" and "Underwriting."

      SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The Company was incorporated in August 1996 to succeed to the business of Candlewood LLC. See "The Reorganization." The selected consolidated financial data set forth below as of and for the period from October 1, 1995 to December 31, 1995 and the six months ended June 30, 1996 have been derived from the audited consolidated financial statements of Candlewood LLC and notes thereto included elsewhere in this Prospectus. The historical results for the six months ended June 30, 1996 are not necessarily indicative of the results for a full year. The selected pro forma consolidated financial information at June 30, 1996 give effect to the Reorganization. The selected historical and pro forma consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes thereto of Candlewood LLC.

                                                               PERIOD FROM
                                                             OCTOBER 1, 1995           SIX MONTHS
                                                              (INCEPTION) TO             ENDED
                                                           DECEMBER 31, 1995(1)      JUNE 30, 1996
                                                           --------------------     ----------------
STATEMENT OF OPERATIONS DATA:
Revenues.................................................               --             $  120,038
Hotel operating expenses.................................               --                 86,195
Corporate operating expenses.............................       $  204,361                748,348
Depreciation and amortization............................            4,625                 70,759
Operating loss...........................................         (208,986)              (785,264)
Interest income..........................................               --                 11,496
Net loss.................................................         (208,986)              (773,768)
Pro forma net loss per share(2)..........................             (.04)                  (.15)
Pro forma weighted average shares outstanding(2).........        5,175,000              5,175,000

                                                                      JUNE 30, 1996
                                                        -----------------------------------------
                                                                                COMPANY
                                                                       --------------------------
                                                        CANDLEWOOD                     PRO FORMA
                                                           LLC            PRO             AS
                                                        HISTORICAL      FORMA(3)      ADJUSTED(4)
                                                        ----------     ----------     -----------
                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and equivalents..................................  $1,022,492     $1,022,492     $46,968,992
Total assets..........................................   7,029,069      7,029,069      52,975,569
Accounts payable......................................     329,828        329,828         329,828
Note payable..........................................          --      7,334,614       7,334,614
Minority interest.....................................      47,460             --              --
Members' equity.......................................   6,569,318             --              --
Stockholders' equity (deficit)........................          --       (717,836)     45,228,664

---------------

(1) Although Candlewood LLC was not formed until November 16, 1995, certain expenses applicable to its business were incurred during the period from October 1, 1995 to November 16, 1995 and were funded by capital contributions of members. Accordingly, the Company's statements of operations have been presented as if the Company's operations began on October 1, 1995.

(2) Pro forma net loss per share is based on (i) the 5,175,000 shares of Common Stock of the Company issued in conjunction with the Reorganization as if such shares had been issued and outstanding for all periods presented and
    (ii) the amount of pro forma net loss as if the Company had operated as a C Corporation for all periods presented. See Notes 1g and 1j of Notes to Consolidated Financial Statements.

(3) Gives effect to the Reorganization as if it had occurred on June 30, 1996, reflecting (i) the distribution of the amount of capital in excess of $200,100 previously contributed by Doubletree and a related preferred return, (ii) the contribution of outstanding membership interests of Candlewood LLC and minority interests of the Subsidiary LLCs held by Doubletree and the Fix partnership, and the contribution of the stock of JPD Corporaton, to the Company and (iii) the issuance of a note payable to Doubletree pursuant to the subordinated credit facility. See Note 10 of Notes to Consolidated Financial Statements.

(4) Adjusted to reflect the sale of 3,850,000 shares of Common Stock by the Company in the Offering at an assumed public offering price of $13.00 per share with assumed net proceeds of $45,946,500 and the application of such net proceeds as if the transactions contemplated hereby occurred on June 30, 1996. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion should be read in conjunction with the Company's Financial Statements and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company began operations in October 1995 to develop, own, operate and franchise Candlewood extended-stay hotels, designed particularly for the business traveler. The Company began construction of its first Candlewood hotel in Wichita, Kansas in October 1995. Construction of this hotel was completed and the hotel opened in May 1996. In May and June 1996, respectively, the Company began construction of two additional hotels in the Omaha, Nebraska and Denver, Colorado areas, each of which is scheduled to open in the first quarter of 1997. In September 1996, the Company began construction of two additional hotels in the Cincinnati, Ohio and Louisville, Kentucky areas, each of which is scheduled to open in the second quarter of 1997. In 1997, the Company's objective is to open approximately 14 additional Company-owned hotels and to begin construction of approximately 20 additional hotels. In pursuing this objective, as of October 15, 1996, the Company had 18 potential Candlewood sites under contract and had agreements in principle or letters of intent with respect to 17 potential sites. There can be no assurance that the Company will be successful in purchasing or developing any of these sites or that the Company will achieve its expected rate of development. See "Risk Factors -- Development Risks" and "-- Real Estate Investment Risks."

     The Company's 107 room hotel in Wichita, Kansas was developed for a cost, excluding land, of approximately $3.6 million (or approximately $33,500 per room), including building structure, improvements, furniture, fixtures and equipment and pre-opening costs. The Company estimates that the total cost of the 131 room Candlewood hotels under construction in the Denver and Omaha areas and the 77 room Candlewood hotels under construction in the Cincinnati and Louisville areas will be approximately $4.9 million, $5.1 million, $3.8 million and $4.0 million, respectively (or approximately $37,000, $39,000, $49,000 and $52,000, respectively, per room), excluding land. The Company's hotel in Wichita does not, and its hotels under construction in the Denver and Omaha areas will not, contain king suites; however, the Company's hotels in the Cincinnati and Louisville areas will contain king suites. The Company believes that its construction costs are relatively low due to a number of factors, including careful site selection, economical and durable exterior and interior finishes, and refined and standardized building systems and processes. The Company anticipates, however, that the cost to develop a facility will vary significantly by geographic location in large part due to variable real estate and construction costs. The cost of the Company's real estate in the Cincinnati, Denver, Louisville, Omaha and Wichita areas was approximately $269,000, $435,000, $670,000, $633,000 and $250,000, respectively.

     In addition to the construction of Company-owned Candlewood hotels, the Company intends to expand through its national franchising program. The Company entered into a development agreement dated as of June 11, 1996 with Studio West Hotel Development Company, LLC ("SWHDC") which, in exchange for nominal consideration, grants SWHDC the option to obtain franchises to construct and operate 22 Candlewood hotels in Northern California, Oregon and Washington. This development agreement grants SWHDC options to obtain franchises to construct and operate five Candlewood hotels in 1996, seven Candlewood hotels in 1997, seven Candlewood hotels in 1998, and three Candlewood hotels in 1999. See
"Business -- Growth and Development Strategies -- Franchising." On July 25, 1996, the Company entered into a franchise agreement with SWHDC relating to the establishment of a Candlewood hotel in Hillsboro, Oregon. SWHDC began construction of this hotel in August 1996 and expects to commence operations in the second quarter of 1997. Development agreements do not obligate the developer to build or open any Candlewood hotels; however, such agreements allow the Company to terminate the developer's exclusive territorial rights if the developer fails to submit franchise applications pursuant to a development schedule. The Company also expects to generate revenue through the management of franchised hotels; however, as of the date of this Prospectus, the Company has not entered into any management agreements and does not manage any hotels owned by others. See "Risk Factors -- Development Risks" and "-- Competition for and Dependence on Franchise Agreements."

RESULTS OF OPERATIONS

  Hotel Operations -- Wichita Hotel

     The Company currently owns and operates one Candlewood hotel in Wichita, Kansas, which opened on May 5, 1996. The following table presents summary financial information for the Wichita, Kansas hotel for the period from May 5, 1996 to June 30, 1996. The results of operations for this period are not necessarily indicative of the future results of operations of the Wichita hotel or of other Company-owned hotels.

                                                                        MAY 5, 1996
                                                                      (COMMENCEMENT OF
                                                                       OPERATIONS) TO
                                                                       JUNE 30, 1996
                                                                      ----------------
        Room revenue................................................      $116,113
        Other revenue...............................................         3,925
        Hotel operating expenses....................................        86,195
        Depreciation and amortization...............................        49,056

     Room revenue for the period from May 5, 1996 to June 30, 1996, was approximately $116,000. The average occupancy rate for the same period was 48%. Occupancy rates are determined by dividing the number of guest rooms occupied on a daily basis by the total number of guest rooms available at the facility. During the same period, the length of stay averaged approximately nine days and the average daily room rate was $48.20. The Company believes that the average daily room rate was favorably affected by stays that were shorter than six days, as these shorter stays commanded a slightly higher rate. Other revenue for the hotel consists of guest telephone, vending and pay-per-view movie revenues.

     Hotel operating expenses for the period from May 5, 1996 to June 30, 1996, was approximately $86,000. Hotel operating expenses consists of all expenses directly applicable to the operation of the hotel and does not include an allocation of corporate operating expenses. The largest portion of hotel operating expenses is salaries, wages and fringe benefits. The balance of hotel operating expenses is comprised of normal operating items, such as electricity, gas and other utilities, property taxes, insurance, cleaning supplies, promotional materials, maintenance items, and similar expenses.

     Depreciation and amortization expense for the period from May 5, 1996 to June 30, 1996, was approximately $49,000. Depreciation expense is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from three to forty years. For the period from May 5, 1996 to June 30, 1996, depreciation expense reflects amounts for the pro-rata portion of a full year. Pre-opening expenses and financing and closing fees were capitalized and are being amortized over no more than the first twelve months or two years of operations, respectively.

  Corporate Operations

     Corporate operating expenses include all expenses not directly related to the development or operation of specific hotels. Such expenses, which totaled approximately $748,000 for the six months ended June 30, 1996, are related principally to salaries, wages and fringe benefits of the corporate staff which has been employed in anticipation of and preparation for the addition of new hotel facilities. The expenses for the first six months of 1996 are higher in relation to revenue than is anticipated for future periods because of the need to have the personnel in place during the Company's start-up period.

     Depreciation and amortization for the six months ended June 30, 1996 totaled approximately $22,000 and related to the furniture, equipment and intangible assets of the corporate office. Depreciation and amortization was calculated using the straight-line method over the estimated useful lives of the respective assets, ranging from three to twenty years.

     The Company earned approximately $11,000 of interest income during the period which related principally to short-term investment of funds.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital at June 30, 1996 was approximately $789,000, an increase of approximately $754,000 over December 31, 1995. During the six months ended June 30, 1996, cash used in operating activities totaled approximately $596,000. The net loss during the period was approximately $774,000, resulting primarily from the need to employ corporate staff in anticipation of, and preparation for, the addition of future hotel facilities. Increases in accounts receivable, prepaid expenses, capitalized pre-opening costs and other assets also resulted in the use of cash during the period. These uses were offset by increases in accounts payable and accrued expenses and by expenses not requiring the use of cash.

     Cash used by investing activities for the six months ended June 30, 1996 totaled approximately $4.7 million. The Company's expenditures for property and equipment in connection with the construction of new hotels totaled approximately $4.3 million. Pre-acquisition costs and certificates of deposits in connection with contracts for the purchase of land for future hotels also resulted in the use of cash.

     During the six months ending June 30, 1996, the primary source of cash was members' capital contributions to Candlewood LLC, which totaled approximately $6.2 million.

     Working capital at December 31, 1995 was approximately $35,000. The net loss for the period ending December 31, 1995, of $209,000 resulted from development stage activities. Increases in accounts payable and accrued expenses provided cash flow from operating activities during the period.

     Expenditures for property and equipment for the period ending December 31, 1995 of approximately $881,000 related to construction activities for the Company's first hotel located in Wichita, Kansas. Other investing activities related to capitalized organizational costs and certificates of deposit.

     Net cash provided by financing activities during the period ending December 31, 1995, resulted from members' capital contributions in the amount of approximately $1.2 million.

     To date, the Company's material commitments for capital expenditures have consisted exclusively of amounts committed in connection with the development and construction of Candlewood hotels. At September 30, 1996, the Company had material commitments for capital expenditures of approximately $18.9 million related to the construction of the Denver, Omaha, Louisville and Cincinnati area hotels.

     The Company has financed its operations to date primarily through capital provided by Doubletree. As of October 15, 1996, Doubletree had contributed approximately $12.3 million to Candlewood LLC. Pursuant to the terms of the Candlewood LLC operating agreement, Doubletree is entitled to a preferred return on its capital contributions, including priority payments to Doubletree of any capital distributions by Candlewood LLC and a return on all outstanding contributions at rates of 7% and 10% for the first and second 12 month periods following contribution, respectively, and 15% per annum thereafter. Prior to the Offering, the amount of capital in excess of $200,100 previously contributed to Candlewood LLC by Doubletree, together with a preferred return on the contributed amount, will be distributed by Candlewood LLC to Doubletree. In connection with the Reorganization, Doubletree has agreed to extend to the Company a five-year, $15 million subordinated credit facility. Prior to the Offering, Doubletree will loan to the Company an amount equal to the amount of the distributed capital and preferred return, which will be evidenced by a long-term note as part of the subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and will be subordinated to the Company's line of credit, if any. Amounts outstanding under the credit facility will bear interest at rates of 7% and 10% per annum for the first and second 12 month periods following funding, respectively, and 15% per annum thereafter. The determination of the applicable interest rate for the initial amounts loaned under the credit facility will be based on the date equivalent amounts were originally contributed to Candlewood LLC. See "The Reorganization."

     The Company has arranged with a third party lender to finance up to 60% of the cost of individual Company-developed hotels. Funding for loans for each hotel will be subject to approval of the third party lender, upon satisfaction of various conditions. Interest on each loan will be payable monthly at a variable rate equal to the prime rate plus 1%. Principal amortization payments, based on a 20 year amortization schedule with an assumed fixed interest rate of 10%, will begin on or after the first day of the first month after the property's hotel has achieved at least 65% occupancy for two consecutive months, and will continue until three years from the funding of the loan. Such payments may be extended for one year or refinanced upon the satisfaction of certain conditions. Unless refinanced, all outstanding amounts, including principal and interest, will be due upon maturity of the loan.

     The Company estimates that construction loans with the third party lender will be in amounts of approximately 60% of the total cost of a Candlewood hotel which the Company estimates will generally vary between $3.5 million and $7.5 million, determined primarily by land costs and the number of rooms in the hotel. The Company intends to apply for construction loans from the third party lender for its hotels under construction in the Louisville, Kentucky and Cincinnati, Ohio areas.

     The Company, through its Subsidiary LLCs, has entered into a $3.0 million term loan agreement and promissory note, dated as of October 15, 1996, with NationsBank related to its Wichita hotel and has obtained separate term loan commitments from NationsBank in the amounts of $4,029,500 and $4,075,000 for each of its hotels under construction in the Denver and the Omaha areas, respectively. The loan agreement has been, and each loan commitment will be, entered into by the Subsidiary LLC that owns the property and the hotel to be constructed and will be guaranteed by the Company and the other Subsidiary LLCs. Interest on each loan will be payable monthly at a variable rate per annum equal to NationsBank's prime rate plus 1/2%; provided, however, that the Company may borrow up to three installments of the unused loan balance (in amounts of at least $100,000) for one, two, three or six month periods at interest rates equal to the adjusted Eurodollar rate plus 2.75%. Principal amortization payments based on a 25-year term will begin not later than 13 months after completion of the construction of the hotels and will continue until 2 1/2 years from the date of the closing of the loan. Each loan may be extended for one additional year if certain conditions are met and upon payment of a specified extension fee. During the one year extension period, the Company will continue to make interest payments and principal amortization payments based on a 25-year term. Amounts borrowed under the loan and the loan commitments will be secured by the hotels and the land on which they are constructed and certain funds deposited in a demand deposit account assigned to NationsBank. Each loan will be funded separately, with all loans being cross-collateralized and cross-defaulted.

     The Company's sources of liquidity on a long-term basis include anticipated cash flow from completed Candlewood hotels, secured and unsecured borrowings and the issuance of debt or equity securities. It is expected that these sources of liquidity will be used to repay borrowings under the subordinated credit facility from Doubletree.

     The Company believes that a combination of the net proceeds from the Offering and cash from operations, together with its subordinated credit facility from Doubletree, construction financing from NationsBank and the third party lender (if approved on an individual basis) will be sufficient to provide capital for development and operations during the next 12 months. See "Risk Factors -- Future Capital Needs and Risks of Additional Financing."

IMPACT OF NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which is effective for the Company beginning January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There is no impact on the consolidated financial statements as of June 30, 1996 as a result of adoption of the standard.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The provisions of Statement No. 123 will not have a material effect on the consolidated financial condition or operating results of the Company as the Company does not intend to adopt the fair value based measurement concept.

                                    BUSINESS

OVERVIEW

     The Company is in the business of developing, owning, operating, franchising and managing Candlewood extended-stay hotels. Candlewood hotels and their amenities are designed to appeal particularly to business travelers seeking extended-stay accommodations by combining the convenience of a hotel with many of the comforts of an apartment and providing well appointed, high quality lodging at affordable prices. The Company's goal is to rapidly develop and franchise Candlewood hotels to capitalize on what the Company believes is an underserved demand for mid-priced, extended-stay hotels and to develop a leading national brand within that segment of the extended-stay market, which the Company believes is characterized by average daily rates of approximately $40 to $60.

     As of October 15, 1996, the Company owned and operated one Candlewood hotel and was constructing four additional hotels, two of which are expected to open in the first quarter of 1997 and two of which are expected to open in the second quarter of 1997. In 1997, the Company's objective is to open approximately 14 additional Company-owned hotels and to begin construction of approximately 20 additional Company-owned hotels. In pursuing this objective, as of October 15, 1996 the Company had 18 potential sites under contract and had agreements in principle or letters of intent with respect to 17 potential sites. In addition, the Company is developing a nationwide franchising program, and as part of that program is currently a party to one multi-hotel development agreement which grants the developer options to obtain franchises to construct and operate up to 22 Candlewood hotels over the next three years.

     The Company believes that the experience of its senior management team will be instrumental in executing its growth strategy. The Company was founded in 1995 by Jack P. DeBoer, the Chairman, President and Chief Executive Officer of the Company. The Candlewood concept, developed by Mr. DeBoer is based on his extensive background and experience in the extended-stay market, together with his perception of a need for extended-stay lodging with rooms and amenities comparable to those found in upscale hotels but at more affordable prices. Mr. DeBoer, who launched the Residence Inn chain in the 1970's, is credited by the lodging industry with creating the extended-stay concept. Thereafter, he built or franchised 100 Residence Inn hotels before selling that company to Marriott Corporation in 1987. Mr. DeBoer also co-founded Summerfield Hotel Corporation, an upscale extended-stay hotel chain which developed 16 hotels under his leadership. He sold his interest in Summerfield in 1993. As a result, Mr. DeBoer has numerous contacts among potential franchisees, representatives from the construction industry and other leaders in the hospitality industry.

     The Company expects to derive substantial benefits from its strategic alliance with Doubletree. The Company believes it will benefit from Doubletree's central reservation system, in-room video and service arrangement and bulk purchasing power, including phone rates and supplies. Candlewood also believes it will benefit from Doubletree's management resources, extensive knowledge of local markets, and established insurance and employee benefit programs. As additional Candlewood hotels commence operations, the Company anticipates that it will formalize the services to be provided by Doubletree and the cost of certain of those services. Doubletree has agreed to extend a five-year $15 million subordinated credit facility to the Company, a substantial portion of which will have been funded at the time of the Offering. Doubletree has also agreed to guarantee a portion of the construction loans and long-term financing that the Company has arranged for its franchisees. Doubletree is a leading hotel management company that managed, leased or franchised 178 hotels in 31 states, the District of Columbia and Mexico as of June 30, 1996. Doubletree is not expected to manage any of the Candlewood hotels. See "Risk Factors -- Risks Associated with Rapid Growth; Reliance on Doubletree."

     The standard Candlewood hotel will contain approximately 75-135 rooms, up to 25% of which may be king suites. The king suites are two-room suites designed to accommodate guests who are willing to pay a premium rate for a bedroom separated from the kitchen and office area. The Company believes king suites will increase the average daily rate and the average length of stay. Each Candlewood room will contain business and other amenities consistent with those found in upscale, full-service hotels, such as two phones with two incoming phone lines and computer connections, an oversized wooden desk with a quad-outlet to accommo-date office equipment needs, an executive chair, a bulletin board, personalized, remote accessible phone mail, a 25-inch television set, a video cassette player, a compact disc player, movies on demand and the standard Candlewood hotel will contain an exercise facility.

     The majority of extended-stay hotels are either in the upscale sector of the market, such as Residence Inn, Homewood Suites, Hawthorn Suites and Summerfield Suites (most with average daily rates in excess of $80), or the economy sector, such as Suburban Lodge, Extended Stay America, Homestead Village and Villager Lodge (most with average daily rates less than $35). The Company believes that these hotels do not meet the needs of a large number of travelers who desire well appointed, high quality, spacious accommodations with full kitchens, but with room rates in the mid-priced segment of the extended-stay market. Candlewood hotels are designed to accommodate what the Company believes to be an underserved segment of the extended-stay market. In addition, the Company believes that the high quality of Candlewood hotels relative to their daily rate will attract certain guests who otherwise would stay at traditional hotels. The Company anticipates that the average daily rate at Candlewood hotels will be approximately $45 - $55 per studio which is significantly lower than full-service hotels with comparable room features and amenities and generally competitive with traditional limited-service hotels that do not offer the high quality appointments and amenities of the Company's rooms. Accordingly, the Company believes that Candlewood hotels will be particularly attractive to business travelers, including professionals on temporary work assignment, consultants, travelers conducting or participating in training seminars and government employees.

     The Company believes that guests will find a combination of the following factors differentiate the Candlewood brand from other extended-stay hotels:

     - Upscale Accommodations at Moderate Prices. Candlewood hotels will offer upscale accommodations at competitive rates within the mid-priced extended-stay market which the Company believes will be attractive to guests staying six nights or longer. The average nightly rate at Candlewood hotels is expected to be approximately $45 - $55 per studio, with a premium charged for king suites.

     - Amenities for Business Travelers. Each Candlewood studio and king suite will offer amenities designed to accommodate the needs of the business traveler, such as two phones with two incoming direct dial phone lines with computer connections, an oversized wooden desk with a quad-outlet to accommodate office equipment needs, an executive chair, a bulletin board, a guest chair and personalized, remote accessible phone mail.

     - High Quality, Extended-Stay Features. In addition to extensive business amenities, each Candlewood room will contain a fully equipped kitchen, including a full-size refrigerator, full-size microwave oven, dishwasher, two burner stovetop, coffee maker, toaster and a complete set of utensils and cookware. In addition, a 25-inch television, video cassette player, compact disc player and an iron and ironing board will be provided. Also, each Candlewood hotel will be equipped with an exercise room, a guest laundry facility and a convenient dry cleaning drop with same-day service.

     - Value Priced Features. Candlewood hotels will offer complimentary use of laundry facilities, free local calls, $0.15-per-minute long distance calls and the self-service "Candlewood Cupboard," featuring value priced packaged foods and $0.25 beverages. Each Candlewood guest will receive a free "First-Night Kit" complete with items such as breakfast bars, coffee and popcorn.

     The Company believes that a combination of the following factors will make Candlewood an attractive brand choice for franchisees and investors compared to other extended-stay brands:

     - Operating Efficiencies. By employing only six to eight full-time employees and one part-time employee at each Candlewood hotel, the Company believes that it will minimize operating costs. The office of each hotel generally will be open daily from 7:00 a.m. to 8:00 p.m., although the live-in general manager will normally be available twenty-four hours a day to respond to guests' needs. In addition, each hotel will be equipped with technology that will allow guests to check-in and check-out without the assistance of hotel employees.

     - Strength of Management and Staff. Mr. DeBoer has over 20 years of experience in the design, construction, ownership and management of extended-stay hotels and has founded and developed two highly successful extended-stay hotel chains. Warren D. Fix, Executive Vice President and Chief Financial Officer, has an extensive financial background in real estate development, management and financing, having spent 25 years at The Irvine Company, most recently as the Chief Financial Officer. Every Candlewood general manager and director of sales will be required to complete Company-administered classroom courses and on-the-job training to learn the marketing and operating systems specific to the operation of an extended-stay hotel, how to maximize operating efficiencies and how to attract extended-stay guests. The Company intends to make opportunities to invest in its Common Stock available to all of its employees in order to attract, retain and motivate the highest quality personnel.

     - Strategic Alliance with Doubletree. The Company has a strategic alliance with Doubletree through which the Company and its franchisees are expected to be able to take advantage of Doubletree's purchasing power, central reservation system and financial support.

     - Sales Organization. The Company has established a sales and marketing division which will target institutions and employers in areas proximate to its hotels. Each owned and franchised Candlewood hotel will have at least one on-site employee dedicated to direct sales in support of that hotel. By employing a dedicated on-site sales employee at every hotel, the Company expects to be able to more effectively identify and market to local businesses and employers who generate a large number of extended-stay business guests.

     - Standard Design and Low Construction Costs. The Company expects that all Candlewood hotels, including hotels owned by its franchisees, will be designed and built according to uniform plans and specifications and pursuant to standard construction contracts. The Company believes that standardization will lower construction costs and establish consistent quality, thereby enhancing its customers' loyalty and its ability to establish a national brand. The Company has identified and approved three major contractors in the United States, all of which have extensive experience in the construction of lodging facilities and each of which has agreed to cost-plus contracts with a ceiling on total expense that are expected to limit cost overruns.

     - Uniform High Quality Hotels. The Company intends to expand the Candlewood hotel brand primarily through construction of new Company-owned and franchised hotels, rather than by converting existing lodging facilities to Candlewood hotels. The Company believes this strategy will increase the value of the Candlewood brand by maintaining consistent hotel quality and appearance which is expected to build guest loyalty and attract repeat customers.

     - Franchisee Financing. The Company has arranged with a third party lender to provide construction loans and long-term financing for up to 80% of the cost of franchised hotels, subject to approval by the Company and the lender on an individual property basis. The Company expects that the availability of this financing will expedite and provide added certainty to the development process by permitting the Company's franchisees to devote their time to constructing, opening and operating their hotels. Doubletree has agreed to guarantee certain portions of the loans made to the Company's franchisees.

THE LODGING INDUSTRY

  Traditional Lodging Industry

     Lodging industry revenue and the room supply/demand balance have improved in each year since 1991, according to industry sources which the Company believes to be reliable. The industry is estimated to have generated its third consecutive year of pre-tax profits in 1995 at a record of approximately $7.6 billion, up 38% from pre-tax profits of approximately $5.5 billion in 1994. Hospitality Directions, a publication of Coopers & Lybrand, projects that industry pre-tax profits will reach $14.7 billion in 1998. Room supply and demand historically have been sensitive to shifts in economic growth, resulting in cyclical changes in average daily room rates and occupancy rates. The industry's profitability has been fueled by four consecutive years in which the growth in total room demand has exceeded the growth in total room supply by approximately 1.7%, 2.2%,

2.6% and 1.1% in 1992, 1993, 1994 and 1995, respectively, as estimated by Smith Travel Research. The Company believes this trend has continued in the first seven months of 1996, with demand growth eclipsing supply growth by 1.1%. This sustained, favorable imbalance between supply and demand has enabled the industry to increase revenue per available room ("RevPAR") every year since 1991. According to Smith Travel Research, RevPAR for the industry as a whole grew 3.2%, 5.6%, 6.5%, 6.0% and 7.7% in 1992, 1993, 1994, 1995, and the first seven months of 1996, respectively, over each of the previous periods.

  Extended-Stay Market

     The first extended-stay hotel chain, Residence Inn, was founded and developed by Jack P. DeBoer in the 1970s in order to provide a comfortable alternative to traditional hotels for a growing number of travelers who desired the convenience of a hotel with apartment style amenities. The Company believes the extended-stay segment has benefited from a strong and growing demand for extended-stay rooms relative to a supply of such rooms. The Company believes demand for extended-stay lodging has increased due to the increased number of corporate reorganizations and trends toward downsizing and outsourcing, the increased mobility of the workforce and technological improvements which have allowed businesses to relocate outside of large metropolitan areas. These changes have increased the need for extended-stay lodging for, among others, corporate executives and trainees, consultants, sales representatives, government workers and people between jobs or homes.

     According to industry sources which the Company believes to be reliable, of the approximately 3.3 million guest rooms available in the United States as of August 31, 1996, there were only approximately 51,000 or 1.5% dedicated extended-stay rooms concentrated at approximately 450 properties. D.K. Shifflet has estimated that in 1995 approximately 195 million business non-convention room nights were associated with stays of four nights or more, while there were only approximately 18.6 million room nights available at extended-stay lodging facilities. These statistics indicate that the majority of extended-stay travelers are staying in traditional hotel rooms.

     The table below illustrates occupancy, average daily rate ("ADR") and RevPAR for the U.S. lodging industry as a whole and for the limited-service, all-suite segment and the extended-stay segment. The limited-service, all-suite hotel segment of the lodging industry contains the extended-stay segment in its entirety and has been included because of its larger sample size.

                                                 YEAR ENDED DECEMBER 31,                   JANUARY 1 TO
                                    --------------------------------------------------       JULY 31,
                                     1991       1992       1993       1994       1995          1996
                                    ------     ------     ------     ------     ------     ------------
OCCUPANCY
U.S. hotels.......................    60.7%      61.7%      63.0%      64.6%      65.3%         66.6%
Limited-service, all-suite
  hotels..........................    71.9       74.6       77.4       78.1       77.8          78.9
Extended-stay hotels(1)...........    73.9       76.9       79.9       81.3       80.8          81.1
ADR
U.S. hotels.......................  $59.02     $59.90     $61.97     $64.35     $67.45        $71.44
Limited-service, all-suite
  hotels..........................   69.15      69.57      71.65      73.70      77.76         82.44
Extended-stay hotels(1)...........   73.12      73.61      73.09      74.28      77.54         79.69
REVPAR
U.S. hotels.......................  $35.83     $36.96     $39.04     $41.57     $44.04        $47.58
Limited-service, all-suite
  hotels..........................   49.72      51.90      55.46      57.56      60.50         65.05
Extended-stay hotels(1)...........   54.04      56.61      58.40      60.39      62.65         64.63

---------------
Source: Smith Travel Research

(1) Sample contains AmeriSuites, Hawthorn Suites, Homewood Suites, Lexington Suites, Residence Inn by Marriott, Studio Plus, Summerfield Suites and Woodfin Suites.

  Mid-Priced Extended-Stay Segment

     The Company believes that the majority of existing extended-stay rooms are in the upscale and economy segments of the extended-stay market, leaving the mid-priced segment underserved by the existing supply and type of rooms. Of the approximately 450 extended-stay properties, the Company believes that approximately 300, or approximately 67%, operate in the upscale segment, approximately 105, or approximately 23%, operate in the economy segment, and only approximately 45 properties, or 10%, operate in the mid-priced segment. Based on the published occupancy rates for other extended-stay hotels and D.K. Shifflet's estimate that approximately 50% of extended-stay demand is in the mid-priced segment, the Company believes that there is strong demand for mid-priced extended-stay hotels. The Company believes mid-priced extended-stay hotels provide guests with many of the amenities of an upscale extended-stay hotel at a more affordable price, attracting both upscale guests who wish to save money and economy guests who desire high quality amenities. Smith Travel Research, Coopers & Lybrand and D.K. Shifflet are the sources of the industry information set forth herein; however, none provided any formal consultation, advice or counsel regarding any aspect of, or were in any way associated with, the Offering.

GROWTH AND DEVELOPMENT STRATEGIES

     The Company's goal is to become a leading national brand of extended-stay hotels in the mid-priced segment of the extended-stay market through the development and franchising of Candlewood hotels. The Company believes that through its development and franchising of Candlewood hotels, it will be able to expand rapidly in several key markets and begin to build national brand recognition among travelers and businesses. As of October 15, 1996, the Company owned and operated one Candlewood hotel, was constructing four additional hotels, two of which are expected to open in the first quarter of 1997 and two of which are expected to open in the second quarter of 1997, had 18 potential sites under contract and had agreements in principle or letters of intent with respect to 17 potential sites. The Company is also pursuing a nationwide franchise program and has entered into a development agreement which grants the developer options to obtain franchises to construct and operate up to 22 Candlewood hotels.

     The Company believes that the experience of its senior management team will be instrumental in executing its growth strategy. Jack P. DeBoer, the Company's founder, Chairman and President is credited by the lodging industry with creating the extended-stay concept. Mr. DeBoer founded the Residence Inn chain and co-founded Summerfield Hotel Corporation, developing a total of 116 extended-stay hotels under those two brands. This background has provided Mr. DeBoer with numerous contacts among potential franchisees, representatives from the construction industry and other leaders in the hospitality industry. In addition, the Company expects to benefit from its strategic alliance with Doubletree, which has extensive experience in sales, franchising and management in the lodging industry.

     The Company has begun to assemble an experienced management team, hire the personnel and develop the infrastructure necessary to pursue its growth and development strategies. Through its real estate division, the Company will coordinate and select sites for the development of new Candlewood hotels. The Company's construction division will coordinate and oversee the construction of both Company-owned and franchised hotels in an attempt to ensure consistency and quality. The marketing division, in conjunction with an on-site director of sales at each hotel, will coordinate the Company's direct sales efforts in an effort to attempt to ensure high occupancy and longer stays. The Company's franchising division will actively identify and pursue potential franchisees and monitor and regulate the quality of franchised hotels. Through its operations division, the Company will monitor the quality of facilities, management and guest service at each Company-owned hotel.

  Development and Ownership

     As of October 15, 1996, the Company owned and operated one Candlewood hotel and was constructing four additional hotels. In 1997, the Company's objective is to open approximately 14 additional Company-owned hotels and to begin construction of approximately 20 additional Company-owned hotels. These hotels will be constructed on sites the Company has under contract, on sites for which the

Company has signed letters of intent or agreements in principle, on which it has made offers or on sites which the Company identifies in the future. Through the development of Company-owned hotels, Candlewood expects to be able to ensure a presence in key markets and to achieve economies of scale in management, marketing and purchasing.

     The Company's real estate division is evaluating a variety of sites for purchase and construction of Candlewood hotels. The Company has entered into agreements with several commercial brokers, including CB Commercial, New America Network and certain independent brokers, that identify potential sites for Candlewood hotels. The Company intends to build Candlewood hotels within 15 minutes of employment centers, including large corporate headquarters, and within five minutes of services such as restaurants and grocery stores. The Company expects to expand throughout the United States and no area of the country has been excluded from the Company's expansion plans. To date, the Company has targeted locales for the development of Candlewood hotels in which the Company has identified properties which were zoned for hotel use or in which the Company believed it could obtain any necessary zoning, conditional use and building permits within a six month period.

     As of October 15, 1996, the Company had acquired or contracted to acquire sites for the construction of Candlewood hotels in the following areas:

                               AREA SITE                                STATUS
        -------------------------------------------------------  ---------------------
        Wichita, Kansas........................................  Completed
        Denver, Colorado.......................................  Under construction*
        Louisville, Kentucky...................................  Under construction**
        Omaha, Nebraska........................................  Under construction*
        Cincinnati, Ohio.......................................  Under construction**
        Birmingham, Alabama....................................  Under contract
        Phoenix, Arizona(2)....................................  Under contract
        Irvine, California.....................................  Under contract
        Los Angeles, California................................  Under contract
        Colorado Springs, Colorado.............................  Under contract
        Denver, Colorado.......................................  Under contract
        Jacksonville, Florida..................................  Under contract
        Kansas City, Kansas....................................  Under contract
        Southfield (Detroit), Michigan.........................  Under contract
        Ramsey, New Jersey.....................................  Under contract
        Philadelphia, Pennsylvania.............................  Under contract
        Knoxville, Tennessee...................................  Under contract
        Fort Worth, Texas......................................  Under contract
        Houston, Texas(2)......................................  Under contract
        Arlington, Virginia (Washington, D.C.)(2)..............  Under contract
        Norfolk, Virginia......................................  Under contract
        Madison, Wisconsin.....................................  Under contract
        Salt Lake City, Utah (2)...............................  Under contract

---------------
* Anticipated opening in the first quarter of 1997.

** Anticipated opening in the second quarter of 1997.

     In addition, as of October 15, 1996 the Company had executed letters of intent or had agreements in principle with respect to the purchase of an additional 17 sites in 12 states. The contracts which the Company enters into for the purchase of potential hotel sites provide for numerous investigations and other diligence, including environmental studies and title reports, prior to the closing of the sale of the real property. The Company reserves the right to terminate each contract if it is not satisfied with the results of the investigations and diligence. There can be no assurance that the Company will be successful in purchasing or developing any of the sites that are under contract or are subject to a letter of intent or an offer, or that the Company will achieve its expected rate of development. See "Risk Factors -- Development Risks" and "-- Real Estate Investment Risks."

     The Company's construction division is responsible for the oversight and coordination of the construction of Candlewood hotels owned by the Company. The construction division has identified and approved three major contractors in various regions of the United States, each of which have extensive experience in the construction of lodging facilities. Each of the approved contractors has agreed to construction contracts on a cost-plus basis with a ceiling on total expense that are expected to limit cost overruns. Any savings in the construction costs will be shared by the Company and the general contractors. The Company's construction division will be responsible for site visits and inspection during construction and upon completion of construction must approve a hotel's quality before it can commence operations. The Company estimates that average construction time on each hotel will be approximately eight months, subject to delays due to weather and other circumstances.

     The Company has developed uniform plans and specifications for the design of Candlewood facilities. The Company expects that the standard Candlewood hotel will contain approximately 75 - 135 rooms, up to 25% of which may be king suites. The king suites are designed for guests who prefer a suite in which the bedroom is separated from the kitchen and office area. The Company expects to make design variations, including changes in the number of studios and king suites, based on market demographics and site restrictions, among other factors. The Company believes that its coordination of the construction of Candlewood hotels and use of uniform plans and specifications, will lower costs and result in consistent quality and appearance.

     The Company's 107 room hotel in Wichita, Kansas was developed for a cost, excluding land, of approximately $3.6 million (or approximately $33,500 per room), including building structure, improvements, furniture, fixtures, equipment and pre-opening costs. The Company estimates that the total cost of the 131 room Candlewood hotels under construction in the Denver and Omaha areas and the 77 room Candlewood hotels under construction in the Cincinnati and Louisville areas will be approximately $4.9 million, $5.1 million, $3.8 million and $4.0 million, respectively (or approximately $37,000, $39,000, $49,000 and $52,000, respectively, per room), excluding land. Neither the Company's hotel in Wichita nor its hotels under construction in the Denver and Omaha areas will contain king suites; however, the Company's hotels in the Cincinnati and Louisville areas will contain king suites. The Company believes that its construction costs are relatively low due to a number of factors, including careful site selection, economical and durable exterior and interior finishes and refined and standardized building systems and processes. The Company anticipates, however, that the cost to develop a facility will vary significantly by geographic location in large part due to variable real estate and construction costs. The cost of the Company's real estate in the Cincinnati, Denver, Louisville, Omaha and Wichita areas was approximately $269,000, $435,000, $670,000, $633,000 and $250,000, respectively.

     The Company believes that a combination of the net proceeds from the Offering and cash from operations, together with its subordinated credit facility from Doubletree and construction financing from NationsBank and a third party lender (if approved on an individual property basis), will be sufficient to provide capital for development and operations during the next 12 months. However, there can be no assurance that additional capital will not be needed at an earlier time. See "Risk Factors -- Future Capital Needs and Risks of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

  Franchising

     The Company has initiated a national franchising program which it believes will accelerate the establishment of its market presence and brand awareness on a national level, generate incremental revenues at an attractive margin, attract franchisees and create opportunities to obtain management contracts with respect to franchised properties. The Company intends to pursue its franchising program not only through the sale of single-site franchises but also through entering into development agreements under which the Company will grant, in exchange for nominal consideration, the right to obtain franchises to construct and operate Candlewood hotels in an exclusive geographic territory, which exclusive rights may be rescinded by the Company if the developer fails to submit franchise applications pursuant to a development schedule. As of September 30, 1996, the Company was a party to one development agreement which currently grants the developer options to obtain franchises to construct and operate five Candlewood hotels in 1996, seven Candlewood hotels in 1997, seven Candlewood hotels in 1998 and three Candlewood hotels in 1999. In pursuing its franchising strategy, the Company intends to draw upon Mr. DeBoer's experience with the Residence Inn chain, which included approximately 60 franchised hotels at the time of its sale to Marriott International, Inc. In addition, the Company intends to draw on the experience of Doubletree which has developed an aggressive franchising program and as of June 30, 1996 had franchised 37 hotels. By accelerating the roll-out of Candlewood hotels through its franchising program, the Company's objective is to benefit from economies of scale in management, marketing and purchasing.

     The Company believes that several elements of the Candlewood concept should be attractive to prospective franchisees, including the experience of Mr. DeBoer in the extended-stay market, the Company's strategic alliance with Doubletree, the competitive pricing and operating efficiencies of the Candlewood product, the Company's commitment to direct sales and the potential availability of financing. The Company intends to make the services and expertise of its real estate, construction and operations divisions available to its franchisees in order to ensure high quality facilities and customer service. The Company's real estate division intends to work with its franchisees to identify sites for development of franchised hotels. The Company's construction division will advise on the construction and development of franchised hotels. A representative of the Company's construction division will visit franchised hotel sites during the construction phase and will inspect and approve each franchised Candlewood hotel before it commences operations. In addition, after commencing operations, all franchised Candlewood hotels will be subject to periodic inspection and verification that they are in compliance with the Company's quality control program and maintenance and updating standards. While the Company may grant franchises in geographic locations where the Company owns and operates hotels, in such circumstances the Company intends to require that it manage the hotels owned by its franchisees in order to coordinate direct sales efforts in the region.

     The Company has arranged with a third party lender for financing for the development of hotels by its franchisees. As part of its financial relationship with the Company, the third party lender is expected to provide construction loans of up to 80% of the cost of new Candlewood hotels, upon satisfaction of various conditions by the franchisee. Following stabilization, franchisees are expected to be able to convert these construction loans into long-term financing through the third party lender. Doubletree has agreed to guarantee certain portions of the loans made to the Company's franchisees pursuant to this arrangement. Doubletree has agreed to guarantee the amount of such loans in excess of approximately 56% of the hotel cost. The amount of such loans will not exceed 75% of the hotel cost, unless Candlewood manages the hotel, in which case such loans will not exceed 80% of the hotel cost. It is anticipated that the guarantee will remain in effect until the loan has been repaid. Upon an event of default, Doubletree will have the option to meet any shortfalls or pay down the loan principal. In exchange for the guarantee, Doubletree will receive a 5% interest in the profits and residual value of the hotel and a 0.25-0.50% fee on the total loan amount outstanding.

     The Company believes that through its development agreements it will be able to expand Candlewood hotels rapidly into multiple geographic areas and thereby build brand recognition. In June 1996 the Company entered into a development agreement with SWHDC which grants SWHDC options to obtain franchises to construct and operate up to 22 hotels in Northern California, Oregon and Washington. This development agreement grants options to the developer to submit site approvals and applications and to execute franchise agreements for five Candlewood hotels in 1996, seven hotels in 1997, seven hotels in 1998 and three hotels in 1999.

     In June 1996 the Company entered into a development agreement with Studio Ventures, L.L.C. ("Studio Ventures") which granted Studio Ventures the option to obtain franchises to construct and operate up to 24 Candlewood hotels in specific communities in Kentucky, North Carolina, Ohio, South Carolina and Tennessee. Studio Ventures did not submit applications for franchises within the time frames set forth in the development schedule and the Company subsequently terminated Studio Ventures' exclusive territorial rights under this development agreement in October 1996. The Company intends to continue to work with

Studio Ventures as a potential franchisee of Candlewood hotels on a site by site basis and Studio Ventures has currently submitted three franchise applications to construct and operate Candlewood hotels in Columbus, Ohio, Columbia, South Carolina and Nashville, Tennessee. The Company is exploring opportunities to sign franchise and development agreements with several other entities; however, while it has received additional applications, the Company is not a party to any additional agreements. The Company has not received franchise application fees for most of these franchise applications, including those applications received from Studio Ventures. See "-- Franchise and Development Agreements."

     Franchise agreements are executed when the Company and the franchisee agree on a site and prior to commencement of construction. Pursuant to the development agreement with SWHDC, the Company has entered into a franchise agreement for the establishment of a Candlewood hotel in Hillsboro, Oregon. SWHDC commenced construction of this hotel in August 1996 and expects to commence operations in the second quarter of 1997. SWHDC is entitled to terminate its franchise agreement after two years, with a termination fee being required in certain circumstances. SWHDC has informed the Company that it has raised $30 million of equity financing for the development of Candlewood hotels in its territory.

     Development agreements do not obligate the developer to build or open any Candlewood hotels. Development agreements establish schedules for the submission of franchise applications, which must be signed before construction of a Candlewood hotel is commenced. If a developer fails to franchise any hotels according to the development schedule, the Company will be entitled to revoke the developer's exclusive territorial rights. There can be no assurance that the franchised hotel in Oregon will be opened at the time specified in the agreement, or at all. There can be no assurance that any additional franchise agreements will be signed, either pursuant to development agreements or independently, or that any Candlewood hotels will be opened pursuant to the terms and the times specified in the development agreements, the franchise agreements, or at all. See "Risk Factors--Development Risks," "-- Competition for and Dependence on Franchise Agreements" and "-- Dependence on Development Agreements."

  Management of Franchised Hotels

     The Company intends to make its hotel management services available to its franchisees and anticipates that many franchisees may want to utilize the Company's experience and expertise to manage their hotels. If in excess of 75% of the cost of a franchised hotel is financed by the third party lender, Doubletree will require that the Company manage the franchisee's hotel as a condition to guaranteeing a portion of the loan. The Company expects to receive approximately 5% of hotel revenue in exchange for management services. As of the date of this Prospectus, the Company has not entered into any management agreements and does not manage any hotels owned by others. See "Franchise and Development Agreements."

OPERATING STRATEGIES

     The Company's primary operating objectives are to provide its guests with well appointed, high quality lodging at affordable prices, ensure guest satisfaction through a commitment to excellence in customer service and achieve above industry-average operating margins through, among other things, direct sales efforts and implementation of operating efficiencies at each of its facilities.

     The Company has designed Candlewood hotels to provide high quality, comfortable and attractive accommodations together with the amenities desired by the extended-stay business traveler. The rooms contain high quality furniture and fixtures, consistent with those found in upscale full-service hotels, to achieve the highest level of guest satisfaction and to reduce maintenance cost. The Company believes that the high quality of its rooms will attract business travelers in the mid-priced segment of the extended-stay market, which the Company believes is underserved by the current supply of rooms. The Company also believes that its design and pricing will result in longer stays, higher occupancy rates and a more stable revenue stream.

     In order to offer the Company's customers daily rates lower than those offered by most traditional hotels, Candlewood hotels have been designed to maximize operating efficiencies. The Company expects, following an initial phase-in period, that six to eight full-time employees and one part-time employee will staff each property. These employees include a general manager who lives on site, an assistant general manager, a director of sales, an engineer, two or more housekeepers and a part-time desk clerk. The Company believes that cost efficiencies will be achieved in part through the reduction of high-cost amenities and features such as restaurants. In addition, full maid service will be provided on a weekly rather than daily basis, no food and beverage services will be provided except for self-service machines, and most Candlewood hotels will not have pools. Towels will be changed twice weekly or more often upon request at the reception desk. Following an initial phase-in period, front desk transactions are expected to be minimal (approximately 15 - 20 daily) because of the nature and length of extended-stay. Each Candlewood hotel will be equipped with technology that will allow most guests to check-in and check-out without the assistance of hotel employees. Guests can gain access to the room key by entering their name on a keypad of a personal mailbox. Guests can check-out using a computer program available through the televisions in their rooms. Candlewood hotels will also have state-of-the-art energy management systems to maximize energy efficiency.

     To ensure quality customer service, every Candlewood general manager and director of sales will be required to successfully complete classroom courses and an on-the-job training program covering direct sales, hotel operations, marketing and maximization of operating efficiencies. Each hotel will have an on-site general manager who will be responsible for the Company's quality control standards and procedures which govern management, operations, maintenance, regulatory compliance, reporting and marketing. The Company's operations division will conduct periodic inspections of each Candlewood hotel to ensure compliance with the Company's quality control standards.

     The Company's sales and marketing division has begun to target institutions and employers located in proximity to its hotel in Wichita and its properties in the Denver and Omaha areas. The sales and marketing division has also developed a direct mail campaign. In addition, each hotel will have an on-site director of sales dedicated to marketing and direct sales efforts. Through these direct sales efforts, the Company believes it can maintain consistently high occupancy levels and generate longer stays by its guests.

     The Company expects to utilize Doubletree's central reservation system to facilitate reservations at Candlewood hotels. The Company intends to maintain a toll free telephone number dedicated to Candlewood reservations which it expects will be answered by operators employed by Doubletree. During business hours, the Company expects that calls will be forwarded to individual Candlewood hotels who will book reservations. The Company expects that callers to the toll free telephone number dedicated to Doubletree reservations will be referred to or booked at Candlewood hotels only if Doubletree does not have a hotel in a particular locale or if there are no vacancies at Doubletree hotels in a particular locale.

FRANCHISE AND DEVELOPMENT AGREEMENTS

  Franchise Agreements

     General. The Company enters into separate hotel non-exclusive franchise agreements for the construction of each Candlewood franchised hotel which must be signed before construction is commenced. The agreements specify the period of time during which the hotel must be built and the specific site and also give the Company the right to approve the plans and specifications for the hotel. Each franchisee is required, however, to bear the cost of the development and construction of the franchised hotels. The Company's franchise agreement provides for an initial term of 20 years, with an option exercisable by the franchisee to renew the agreement for two additional consecutive terms of 10 years, each subject to certain conditions, including the execution of a commitment agreement which may require the franchisee to upgrade, at its own expense, the Candlewood hotel to conform to then-current standards and specifications of the Company.

     Fees. Under the current Company franchise agreement, the franchisee is required to pay an initial franchise fee for a single hotel equal to the greater of $40,000 or $400 per room, all of which is non-refundable if the application is not approved by the Company. The Company reserves the right to waive the payment of franchise application fees. Subsequent to the opening of the tenth Candlewood hotel, each franchisee will pay 4% of room revenues for two years beginning in the fiscal period immediately following the opening of the tenth hotel, and 5% of room revenues thereafter. Franchisees that open a hotel after the opening of the tenth hotel will pay 4% of such hotel's room revenues for two years, and 5% of such hotel's room revenues thereafter. Each franchisee may also be required to contribute 2.5% of its fiscal period room revenues to the Company's marketing, advertising and direct sales fund which may be established by the Company, in its sole discretion. If such a fund is established, it will be administered by the International Association of Candlewood Hotel Owners (the "IACHO"), an association of Candlewood hotel owners. The marketing fund contribution percentage is subject to adjustment from time to time upon a majority vote of the members of IACHO. Association dues to be paid by franchisees, if any, will be determined annually by IACHO.

     Services. The Company has prepared comprehensive operations and development manuals and will provide services to assist each franchisee in developing and operating Candlewood hotels. The Company will make available to its franchisees prototype plans and specifications for a standard Candlewood hotel, consultation and advisory services concerning the construction and operation of the Candlewood hotel, and an operating manual and training programs for the franchisee's employees. The Company expects to offer a central reservation system in cooperation with Doubletree, a property management system, a Candlewood hotel directory and a marketing resource guide to each of its franchisees.

     Quality Control. To maintain quality and consistency within the Candlewood hotel system, the current franchise agreement specifies certain management, operational, maintenance, regulatory compliance, reporting and marketing standards and procedures with which each franchisee must comply. Each franchisee is also obligated to obtain and maintain a specified amount of insurance. At the Company's request, but not more often than once every five years, each franchisee must also upgrade the hotel at the expense of the franchisee to conform to certain standards set by the Company. To ensure compliance with the Company's quality control standards, the Company will conduct periodic inspections of its franchised facilities.

     Termination. The Company has the right to terminate a franchise agreement for a variety of reasons, including failure to open the franchised hotel within the time schedule agreed to in the agreement, failure to comply with any covenant or provision of the agreement, failure to operate the hotel or knowingly making any false statement in any report or document submitted to the Company. The franchisee may terminate the agreement only if, after operating the hotel for two years, it is unable, after acting in good faith and after using all reasonable and diligent efforts, to operate the franchised hotel at a profit. Many state franchise laws limit the ability of a franchisor to terminate or refuse to renew a franchise. See "-- Government Regulation."

     Covenants. During the term of the franchise agreement, each franchisee agrees not to compete or be associated with any business in competition with the Company and, for a period of two years after any termination of the franchise agreement, each franchisee agrees not to compete or be associated with any business that provides lodging accommodations on a daily-stay basis with kitchen facilities and limited maid service at a moderate to economy price. Many state franchise laws impose substantive requirements on franchise agreements and may limit the enforceability or noncompetition provisions therein. See
"-- Government Regulation." Each franchisee also agrees not to divulge any of the Company's trade secrets or any confidential information received from the Company's operating and development manuals. A franchisee may not sell any direct or indirect interest in its franchise without the prior written consent of the Company.

  Development Agreements

     The Company has entered and will enter into development agreements with hotel developers whereby, in exchange for a nominal fee, the Company grants options to obtain franchises to establish and operate multiple Candlewood hotels. The standard development agreement provides the developer with an assigned territory in which the Company agrees not to establish or allow any other franchisee to establish a Candlewood hotel until the expiration of the development schedule set forth in the agreement or until an earlier default under the agreement by the developer. Although by granting exclusive rights in a territory the Company must rely on the developer to franchise hotels at such locations as the developer chooses and at such times specified in the development schedule, by doing so the Company believes it can stimulate rapid expansion of franchised Candlewood hotels in specific geographic regions while focusing its development and ownership efforts in other regions. To exercise a development option, the developer must submit a franchise application, together with the franchise application fee, a market feasibility study for the site and such other information or materials as the Company may reasonably require, including a copy of a letter of intent or other evidence satisfactory to the Company, which confirm the developer's favorable prospects for obtaining the site. If the developer fails to comply with the development schedule or any terms or conditions of a franchise agreement, the Company may terminate the agreement, reduce the number of options for franchises granted to the developer, reduce the developer's protected territory or terminate the territorial exclusivity granted to the developer. The Company cannot predict the number of additional development agreements it will enter into, if any.

PROPERTIES

     The Company currently owns the property in Wichita, Kansas on which its 107 room hotel is located. The Company has also purchased properties in the Cincinnati, Ohio, Denver, Colorado, Louisville, Kentucky, and the Omaha, Nebraska areas and has commenced construction of Candlewood hotels at those sites. The hotels in the Denver and Omaha areas, when completed, are each expected to contain 131 studios and approximately 57,000 square feet. The hotels in the Cincinnati and Louisville areas, when completed, are each expected to contain 65 studios, 12 king suites and approximately 39,000 square feet. See
"-- Growth and Development Strategies -- Development and Ownership."

     In addition to the properties described above, the Company also maintains its corporate headquarters in Wichita, Kansas. The Company leases its office space on a short-term basis. These offices are sufficient to meet the Company's present needs, and the Company does not anticipate any difficulty in securing additional office space, as needed, on terms acceptable to the Company. See "Certain Transactions."

COMPETITION

     The lodging industry is highly competitive. Competitive factors within the industry include room rates, quality of accommodations, name recognition, service levels, reputation, reservation systems, convenience of location and the supply and availability of alternative lodging. The Company intends to build most of its properties in geographic locations where other extended-stay hotels may be located. The Company expects to compete for guests and development sites with both traditional lodging facilities and other extended-stay facilities, including those owned and operated by competing chains and individual extended-stay facilities. Many of these competitors have greater financial resources and may have better relationships with prospective franchisees, representatives of the construction industry and others in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on occupancy, average daily rate and revenues of the Candlewood hotels.

     The Company anticipates that competition within the extended-stay lodging market will increase substantially in the foreseeable future. A number of other lodging chains and developers have developed or are attempting to develop extended-stay lodging facilities that may compete with the Company's facilities. In particular, some of these entities target the mid-priced segment of the extended-stay market in which the Company competes. The Company may compete for guests and for development sites with certain of these established entities that have greater financial resources than the Company and better relationships with lenders and real estate sellers. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve facilities in markets in which the Company competes, thereby materially adversely affecting the Company's business and results of operations.

PROPRIETARY RIGHTS

     The Company filed applications to register the service marks "Candlewood," "Your Studio Hotel" and the Company's logo as service marks in the United States and has registered those service marks in the State of Kansas. The Company also claims the common law rights to the trade name and service marks for various "Candlewood" products. If the Company is denied protection of its service marks or is required to change its trademarks, it could result in significant expenses and have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The hotel industry is subject to numerous federal, state and local government regulations, including those relating to building and zoning requirements. In addition, the Company and its franchisees are subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The Company is also subject to federal regulations and certain state laws that govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and termination or nonrenewal of a franchise. Some states require that certain materials be approved before franchises can be offered or sold in that state. The failure to obtain permits or licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company's business and results of operations. Both at the federal and state level from time to time, there are proposals under consideration to increase the minimum wage.

     Under the Americans With Disabilities Act, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although the Company has attempted to satisfy ADA requirements in the designs for its facilities, no assurance can be given that a material ADA claim will not be asserted against the Company, which could result in a judicial order requiring compliance, and the expenditure of substantial sums to achieve compliance, an imposition of fines, or an award of damages to private litigants. These and other initiatives could adversely affect the Company as well as the lodging industry in general. See "Risk Factors -- Government Regulation."

INSURANCE

     The Company currently has the types and amounts of insurance coverage that it considers appropriate for a company of its size in its business. While management believes that its insurance coverage is adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, the Company's business, results of operations, and financial condition could be materially and adversely affected. See "Certain Transactions."

EMPLOYEES

     As of October 15, 1996, the Company and its subsidiaries employed 33 persons, eight of whom were employed at the Company's hotel in Wichita, three of whom were employed in positions related to the Company's other hotels under construction and 22 of whom were employed in the Company's corporate headquarters. The Company expects that it will significantly increase the number of its employees as it expands its business. The Company's employees are not subject to any collective bargaining agreements, and management believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

     The Company has not been and is not now a party to any litigation or claims.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding each person who is a director or executive officer of the Company. Shortly following the Offering, the Company will add two additional directors, both of whom will be non-employee or independent directors within the meaning of Rule 16b-3 of the Exchange Act (the "Independent Directors").

                   NAME                 AGE                      POSITION
    ----------------------------------  ---     ------------------------------------------
    Jack P. DeBoer....................  65      Chairman of the Board, Chief Executive
                                                  Officer and President
    Richard J. Ferris.................  60      Director
    Peter V. Ueberroth................  59      Director
    Warren D. Fix.....................  58      Director, Executive Vice President, Chief
                                                  Financial Officer and Secretary
    Larry D. Bowers...................  44      Vice President -- Construction
    Kent L. Brown.....................  49      Vice President -- Controller and Assistant
                                                  Secretary
    Jeffrey F. Hitz...................  51      Vice President -- Real Estate
    James E. Korroch..................  30      Vice President -- Operations
    David A. Redfern..................  30      Vice President -- Sales and Marketing

     Jack P. DeBoer has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. In 1975, Mr. DeBoer founded the Residence Inn Company, an upscale extended-stay chain which he built to 100 hotels before selling the company to Marriott Corporation in 1987. Mr. DeBoer has consented to become a member of the Board of Trustees of Innkeepers USA Trust, a publicly-held lodging real estate investment trust, following the consummation of its purchase of seven hotels which are owned by entities affiliated with Mr. DeBoer.

     Richard J. Ferris has served as a director of the Company since its inception. Since June 1992, Mr. Ferris has served as Co-Chairman of Doubletree. From June 1987 to June 1992, Mr. Ferris was a private investor. Mr. Ferris is the former Chairman and Chief Executive Officer of UAL Corporation, a position he held from April 1976 to June 1987. Mr. Ferris serves as a director of The Procter and Gamble Company, Amoco Corporation, Evanston Hospital Corporation and as a director and Chairman of the Board of the PGA Tour Policy Board, for which he serves as Chairman.

     Peter V. Ueberroth has served as a director of the Company since its inception. Since June 1992, Mr. Ueberroth has served as Co-Chairman of Doubletree. From April 1989 to the present, Mr. Ueberroth has been Managing Director and a Principal of The Contrarian Group, a business management company. From March 1984 to March 1989, Mr. Ueberroth served as the sixth Commissioner of Major League Baseball. Mr. Ueberroth serves as a director of The Coca-Cola Company, Transamerica Corporation and Ambassadors International, Inc., for which he serves as Co-Chairman.

     Warren D. Fix has served as a director and the Executive Vice President, Chief Financial Officer and Secretary of the Company since its inception. From July 1994 to October 1995, Mr. Fix was a Consultant to Doubletree, primarily developing debt and equity sources of capital for hotel acquisitions and refinancings. Additionally, Mr. Fix was a partner in The Contrarian Group from December 1992 to October 1995. From 1989 to December 1992, Mr. Fix served as President of the Pacific Company, a real estate investment and development company. From 1964 to 1989, Mr. Fix held numerous positions within The Irvine Company, including most recently, Chief Financial Officer. Mr. Fix serves on the boards of directors of El Dorado Bank and Alexander Haagan Properties, Inc., both publicly traded companies.

     Larry D. Bowers has served as Vice President of Construction of the Company since March 1996. From September 1991 to March 1996, Mr. Bowers owned and operated Bowers Construction & Development, Inc., a general contracting and consulting company. From February 1984 to September 1991, Mr. Bowers served as a Division President of Robertson Homes. From November 1981 to February 1984, Mr. Bowers owned and operated Construction Management Services, a general contracting company.

     Kent L. Brown has served as Vice President -- Controller and Assistant Secretary of the Company since August 1996. From September 1993 to August 1996, Mr. Brown held the position of Manager -- Financial Analysis for THORN Americas, Inc., and from September 1990 to September 1993, he served as Director of Financial Reporting and Taxes for Foodbrands America, Inc. From September 1982 to September 1990, Mr. Brown served in various positions with the accounting firm of Ernst & Young, most recently as Senior Manager in the auditing department. Mr. Brown is a certified public accountant.

     Jeffrey F. Hitz has served as Vice President of Real Estate of the Company since May 1996. From July 1995 to May 1996, Mr. Hitz was a consultant to several retail chains on site selection and concept development. From October 1994 to July 1995, Mr. Hitz was Senior Vice President, Operations for EZCorp, Inc., a publicly traded retail chain. From August 1989 to October 1994, Mr. Hitz held several positions with THORN Americas, Inc., including most recently, Vice President, Development. From 1986 to 1989, Mr. Hitz was a multi-unit franchisee of two restaurant concepts in California and Arizona.

     James E. Korroch has served as Vice President of Operations of the Company since its inception. From April 1990 to June 1995, Mr. Korroch held numerous sales, marketing and operations positions with Summerfield Hotel Corporation, most recently as General Manager of the Summerfield Suites Hotel in Schaumburg, Illinois. Mr. Korroch also served as Chairman of the Committee on Technology and the Committee on Corporate Communications at Summerfield.

     David A. Redfern has served as Vice President of Sales and Marketing of the Company since December 1995. From August 1994 to December 1995, Mr. Redfern served as the National Sales Director for the Summerfield Suites Hotel chain. From June 1993 to January 1995, Mr. Redfern served as a Task Force Manager for Summerfield Suites. From September 1991 to June 1993, Mr. Redfern attended the University of California-Irvine, where he received his MBA degree. From January to June 1993, Mr. Redfern was also employed by Cruttenden & Co., Inc. as a research analyst. From August 1990 to September 1991, Mr. Redfern served as Director of Sales for the Summerfield Suites hotel in San Francisco, California. From 1988 to August 1990, Mr. Redfern was a Sales Manager for the Residence Inn by Marriott in La Jolla, California.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. Concurrently with the closing of the Offering, the Board of Directors will establish an Audit Committee which will consist of two or more Independent Directors. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. Concurrently with the closing of the Offering, the Board of Directors will establish a Compensation Committee, which will be comprised of two or more Independent Directors to the extent required by Rule 16b-3 under the Exchange Act. The Compensation Committee will be established to determine compensation for the Company's executive officers and determine awards under the Company's 1996 Equity Plan.

     The membership of the committees of the Board of Directors will be established after the closing of the Offering. The Board of Directors may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

DIRECTOR COMPENSATION

     The Company's Independent Directors will receive directors' fees of $4,000 for each Board of Directors meeting attended. In addition, each Independent Director will receive $1,000 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Pursuant to the Company's 1996 Equity Plan, each of the Company's existing directors (other than Messrs. DeBoer and Fix) is entitled to receive immediately prior to the commencement of the Offering a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the initial public offering price. Messrs. Ueberroth and Ferris have waived their right to receive such grants. Also pursuant to the 1996 Equity Plan, each person who becomes a director subsequent to the Offering will receive a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date such person becomes a member of the Board of Directors. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the Offering, the Company did not have a Compensation Committee and all compensation decisions were made by Mr. DeBoer and Mr. Fix, except for compensation decisions with respect to Messrs. DeBoer and Fix which were made by Messrs. Ferris and Ueberroth.

     The Company has implemented a policy requiring any material transaction or agreement with a related party to be approved by a majority of the directors not interested in such transaction or agreement, provided that they determine that the terms of any such transaction or agreement are no less favorable to the Company than those that could be obtained from an unaffiliated third party. In addition, pursuant to the terms of the Stockholders Agreement among the Initial Stockholders, the Company may not enter into any related party transactions (as defined therein) without the prior approval of the Initial Stockholders. See "The Reorganization."

DIRECTORS AND OFFICERS INSURANCE

     The Company has applied for directors and officers liability insurance policy with coverage typical for a public company such as the Company. The directors and officers liability insurance policy will become operative upon the effectiveness of the Registration Statement and will insure (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by these persons while acting as directors and officers of the Company, (ii) the Company to the extent it has indemnified the directors and officers for such loss and (iii) the Company for losses incurred in connection with claims made against the Company for covered wrongful acts.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Company's Chief Executive Officer during fiscal 1995. No executive officer of the Company received total compensation greater than $100,000 during fiscal 1995.

                   NAME AND                                             OTHER ANNUAL      ALL OTHER
              PRINCIPAL POSITION                SALARY       BONUS      COMPENSATION     COMPENSATION
----------------------------------------------  -------     -------     ------------     ------------
Jack P. DeBoer,
  President and Chief Executive Officer         $24,000(1)       --             --               --

---------------
(1) Represents a base salary of $96,000 on an annualized basis.

     The Company anticipates that during fiscal 1996 its most highly compensated executive officers, with estimated base salary amounts listed for each individual on an annualized basis, will be Mr. DeBoer, $96,000, Mr. Warren D. Fix, $96,000, and Mr. James D. Korroch, $80,000 (the "Named Executive Officers"). The Named Executive Officers may be entitled to performance bonuses pursuant to their employment agreements, if any, or the Company's planned incentive compensation plan, as determined by the Compensation Committee. Effective upon the closing of the Offering, the Company intends to grant options to purchase an aggregate of 345,700 shares of Common Stock to directors, officers and other employees of the Company. Of these options, Mr. DeBoer is not expected to receive any options, Mr. Fix is expected to receive options to purchase approximately 50,000 shares of Common Stock and Mr. Korroch is expected to receive options to purchase approximately 100,000 shares of Common Stock.

EMPLOYMENT AGREEMENT

     The Company has entered into an employment agreement with Mr. DeBoer under which he has agreed, subject to certain conditions, to continue to serve as the Company's President and Chief Executive Officer until August 1999. Mr. DeBoer will receive annual cash compensation pursuant to the employment contract, which is renewable from year to year thereafter. Mr. DeBoer shall be eligible for a bonus to be set by the Compensation Committee. The contract provides that upon a change of control of the Company or termination of employment under certain circumstances, Mr. DeBoer will be entitled to a payment equal to three times his average annual salary for the previous three years. The contract provides that, during the term of the contract, except with respect to certain passive investments in lodging companies and hotel properties and activities related to properties held at the time of the offering, Mr. DeBoer will not engage in the acquisition, founding, development, operation or management of any hotel companies or chains. For two years after Mr. DeBoer's contract ends, subject to the aforementioned exceptions, Mr. DeBoer will not engage in the acquisition, founding, development, operation, or management of any new hotel companies or chains. See "Risk Factors -- Control of Company by Management and Principal Stockholders; Potential Conflicts of Interest."

COMPENSATION PLANS AND ARRANGEMENTS

  1996 Equity Participation Plan

     The Company has established the 1996 Equity Participation Plan (the "1996 Equity Plan") to provide an additional incentive for executive officers, other key employees, Independent Directors and consultants of the Company by personally benefitting them through the ownership of Company stock. The 1996 Equity Plan is designed to attract and retain executive officers, other key employees, Independent Directors and consultants of the Company. The 1996 Equity Plan provides for the award to executive officers, other key employees, Independent Directors and consultants of the Company of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards. Awards under the 1996 Equity Plan may provide participants with the right to acquire shares of Common Stock.

     The 1996 Equity Plan will be administered by the Compensation Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, including the exercise or sale price, the number of shares subject to the award and the exercisability thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Equity Plan.

     Nonqualified stock options will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date. The term of nonqualified stock options granted under the 1996 Equity Plan may not exceed ten years.

     Incentive stock options will be designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of the Common Stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

     Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and may receive dividends prior to the time when the restrictions lapse.

     Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based upon a vesting schedule or performance criteria established by the Compensation Committee. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied.

     Stock appreciation rights may be granted in connection with a stock option or independently. Stock appreciation rights granted by the Compensation Committee in connection with a stock option typically will provide for payments to the holder based upon increases in the price of the Company's Common Stock over the exercise price of the related option. There are no limitations specified upon the exercise of stock appreciation rights or upon the amount of gain realizable from the exercise of stock appreciation rights. The Compensation Committee may elect to pay stock appreciation rights in cash or in Common Stock or in a combination of cash and Common Stock.

     Performance awards may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

     Stock payments include payments in the form of shares of Common Stock, options or other rights to purchase shares of Common Stock, made as part of a deferred compensation arrangement and in lieu of all or any portion of compensation that would otherwise be paid to an employee. Stock payments may be based upon the fair market value, book value, net profits or other measure of value of the Company's Common Stock or other specific performance criteria determined appropriate by the Compensation Committee, determined on the date such stock payment is made or on any date thereafter.

     Effective upon the closing of the Offering, the Company anticipates that it will issue to executive officers, other key employees, Independent Directors and consultants of the Company options to purchase approximately 345,700 unregistered shares of Common Stock pursuant to the 1996 Equity Plan. The term of each such option will be ten years from the date of grant. Except as otherwise described herein, each such option shall vest 25% per year over four years and will be exercisable at a price per share equal to the initial price per share of Common Stock sold to the public in the Offering.

     A maximum of 900,000 shares have been reserved for issuance under the 1996 Equity Plan.

  401(k) Profit Sharing Plan

     Effective as of June 1, 1996, the Company adopted the Candlewood Hotel Company 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is a profit sharing plan designed to be qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan covers all employees of the Company who have attained age 21 and have completed 1,000 hours of service, as that term is defined in the 401(k) Plan, and who have twelve months of service with the Company. Participants will receive service credit for employment with the predecessor of the Company.

     A participant in the 401(k) Plan may contribute up to 15% of his or her compensation on a pre-tax basis under the 401(k) Plan. Also, under the 401(k) Plan, the Company may, in its discretion, make matching contributions based on the pre-tax contributions of a participant that are not in excess of 6% of compensation. The matching contributions shall be proportionate to the participant's pre-tax contributions subject to matching. The Company may make in its discretion, certain additional contributions that generally will be allocated to participants in proportion to compensation. Discretionary profit sharing contributions for any plan year will be allocated to participants who have been credited with 500 or more hours of service during the plan year and to participants who terminate employment during the plan year due to death, disability or retirement. The total annual contribution for each participant may not exceed the lesser of (a) 25% of the participant's taxable compensation for such year or (b) the greater of (i) 25% of the defined benefit dollar limitation then in effect under Section 415(b)(1)(A) of the Code or (ii) $30,000.

     Contributions made by, or on behalf of, a participant, and interest, earnings, gains or losses on such amounts, are credited to accounts maintained for the participant under the 401(k) Plan. A participant under the 401(k) Plan is fully vested in his or her pre-tax contributions accounts. Vesting in a participant's remaining account is based upon his or her years of service with the Company. A participant is initially 20% vested after the completion of one year of service with the Company. A participant's vested percentage increases by 20% for each subsequent year of service with the Company, so that a participant is 100% vested after the completion of five years of service. In addition, a participant becomes fully vested in his or her accounts upon retirement due to permanent disability, attainment of age 65 or death. Finally, the 401(k) Plan provides that the Company may at any time declare the 401(k) Plan partially or completely terminated, in which event, the accounts of each participant with respect to whom the 401(k) Plan is terminated will become fully vested. In addition, in the event of a termination, partial termination or complete discontinuance of contributions, the accounts of each affected participant will become fully vested.

  Incentive Compensation Plan

     The Company intends to establish an incentive compensation plan for officers and key employees of the Company after the closing of the Offering. This plan will provide for the payment of an annual bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Each participant's performance objectives, to be established at the beginning of the year by the Compensation Committee, will vary from year to year and may be based on measures of profitability, cash flow and other measures for the Company and various segments of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     The Company also contemplates entering into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company will agree to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company or any other corporation of which he is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer will be entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Certificate of Incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and officers of the Company.

                              CERTAIN TRANSACTIONS

     The Company leases the office space for its corporate headquarters in Wichita, Kansas from MSI Building, LLC ("MSI Building"), a limited liability company. The Company began occupying its office space on February 23, 1996 and as of August 31, 1996 had paid rent in the amount of $47,077 to MSI Building. The Company's lease has a term of 5 years. In addition, the Company leases certain equipment from MSI Building and has reimbursed MSI Building for certain leasehold improvements for the Company's office space. Such payments for the eight months ended August 31, 1996 totaled $42,640. There were no such payments to MSI Building in 1995. Mr. DeBoer is a minority member of MSI Building.

     The Company obtains business insurance, such as property, liability, workers' compensation and group medical coverages, through Manning & Smith Insurance. The Company believes that the types and amounts are consistent with those obtained by similar businesses. For the period from October 1, 1995 to December 31, 1995 and the eight months ended August 31, 1996, the Company had paid insurance premiums to Manning & Smith for such coverages in the amounts of $2,072 and $28,882, respectively. Mr. DeBoer owns a minority interest in Manning and Smith Insurance.

     As part of its strategic alliance with Doubletree, Candlewood enjoys the benefits of Doubletree's bulk phone rates, in-room video and television service arrangement and bulk purchase of supplies and other goods. The Company expects to utilize Doubletree's central reservation system and to benefit from Doubletree's established insurance and benefit programs. As additional Candlewood hotels commence operations, the Company anticipates that it will formalize the services to be provided by Doubletree and the cost of certain of those services. Mr. Richard J. Ferris and Mr. Peter V. Ueberroth, directors of the Company, are each Co-Chairman of Doubletree. See "Risk Factors -- Control of Company by Management and Principal Stockholders; Potential Conflicts of Interest."

     The Company has arranged with a third party lender to provide construction loans and long-term financing for up to 80% of the cost of franchised hotels, subject to approval by the Company and the lender on an individual property basis. Doubletree has agreed to guarantee certain portions of the loans made to the Company's franchisees under this arrangement. Doubletree has agreed to guarantee the amount of such loans in excess of approximately 56% of the hotel cost. The amount of such loans will not exceed 75% of the hotel cost, unless Candlewood manages the hotel, in which case such loans will not exceed 80% of the hotel cost. It is anticipated that the guarantee will remain in effect until the loan has been repaid. Upon an event of default, Doubletree will have the option to meet any shortfalls or pay down the loan principal. In exchange for the guarantee, Doubletree will receive a 5% interest in the profits and residual value of the hotel and a 0.25-0.50% fee on the total loan amount outstanding.

     The Company has financed its operations to date primarily through capital provided by Doubletree. As of October 15, 1996, Doubletree had contributed approximately $12.3 million to Candlewood LLC. Pursuant to the terms of the Candlewood LLC operating agreement, Doubletree was entitled to a preferred return on its capital contributions, including priority payments to Doubletree of any capital distributions by Candlewood LLC and a return on all outstanding contributions at rates of 7% and 10% for the first and second 12 month periods following contribution, respectively, and 15% thereafter. In connection with the Reorganization, a substantial portion of the funds advanced to Candlewood LLC by Doubletree will be distributed to Doubletree by Candlewood LLC and Doubletree has agreed to extend to the Company a five-year, $15 million subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and will be subordinated to the Company's line of credit, if any. Amounts outstanding under the credit facility will bear interest at rates of 7% per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. In connection with the Reorganization, Doubletree will loan a substantial portion of the amount which it had previously contributed to Candlewood LLC to the Company together with the preferred return, which will be evidenced by a long-term note payable under the credit facility and which will bear interest at a rate calculated based on the date equivalent amounts were originally contributed to Candlewood LLC. See "The Reorganization."

                               THE REORGANIZATION

     The Company was incorporated in August 1996 to succeed to the business of Candlewood LLC in anticipation of the Offering. Candlewood LLC was formed in November 1995 to develop, own, operate and franchise Candlewood extended-stay hotels. The membership interests in Candlewood LLC are owned 50% by Doubletree, 42.5% by JPD Corporation and 7.5% by the Fix Partnership. Doubletree and the Fix Partnership each acquired its membership interest in Candlewood LLC through capital contributions and JPD Corporation acquired its membership interest through the contribution of certain intangibles, including the development of the Candlewood hotel concept and rights to the name of the Company, which were valued in the course of arms length negotiations among the members. Prior to the Reorganization, each of the Company's five properties will be owned by a separate limited liability company, the membership interests of each of which will be owned 98% by Candlewood LLC, 1% by DT Real Estate, Inc., 0.85% by JPD Corporation, and 0.15% by the Fix Partnership.


     Immediately prior to the Offering, Doubletree and the Fix Partnership will contribute to the Company all of their outstanding membership interests in Candlewood LLC and their minority interests in Subsidiary LLCs. At the same time, Mr. DeBoer and the DeBoer Trusts will contribute to the Company 100% of the stock of JPD Corporation, the assets of which are substantially comprised of its membership interest in Candlewood LLC. In consideration of such transfer, each of Doubletree and the Fix Partnership will be issued shares of Common Stock of the Company in proportion to their ownership interests in Candlewood LLC and Mr. DeBoer and the DeBoer Trusts, collectively, will be issued shares of Common Stock of the Company in proportion to JPD Corporation's ownership interest in Candlewood LLC. As a result, the ownership of the Common Stock of the Company by Doubletree, the Fix Partnership and the shareholders of JPD Corporation immediately prior to the Offering will be in the same proportion as their ownership of Candlewood LLC immediately prior to the Reorganization. Upon consummation of the Reorganization, Doubletree, the Fix Partnership and the shareholders of JPD Corporation, including Mr. DeBoer will own 2,587,500, 388,125 and 2,199,375 shares of Common Stock of the Company, respectively.


     In addition, prior to the Offering the amount of capital in excess of $200,100 previously contributed to Candlewood LLC by Doubletree, together with a preferred return on its capital contribution, will be distributed to Doubletree, pursuant to the terms of the operating agreement of Candlewood LLC. In connection with the Reorganization of the Company, Doubletree has agreed to extend to the Company a $15 million subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and the Company's line of credit. Amounts outstanding under the credit facility will bear interest at rates of seven percent per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. Prior to the Offering, Doubletree will loan to the Company the amount of the distribution of capital together with the preferred return, which will be evidenced by a long-term note payable as part of the subordinated credit facility. The terms of the distribution to Doubletree, as well as the subsequent loan by Doubletree to the Company were determined by members of Candlewood LLC in the course of arms-length negotiations. Following the Reorganization, JPD Corporation will become a wholly-owned subsidiary of the Company. In connection therewith, Mr. DeBoer has agreed to indemnify the Company for any liabilities associated with JPD Corporation arising out of facts or circumstances existing prior to the Reorganization. In addition, following the Reorganization, each of the Company's three hotel properties will be owned by a separate limited liability company, the members of which will be the Company, Candlewood LLC and JPD Corporation.


     Registration Rights Agreement. As part of the Reorganization, the Initial Stockholders (Doubletree, Mr. DeBoer, the DeBoer Trusts and the Fix Partnership) entered into an Incorporation and Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement provides for the incorporation of the Company and the transfer to the Company of the membership interests in Candlewood LLC and the Subsidiary LLCs held by the Initial Stockholders in connection with the Offering.


     The Registration Rights Agreement provides the Initial Stockholders with certain rights with respect to the registration under the Securities Act of shares of Common Stock issued to them in the Reorganization, including rights (subject to certain limitations) to include such shares in any registration under the Securities Act effected for the benefit of the Company or at the request of another holder. Doubletree has demand registration rights pursuant to which it may require (subject to certain limitations) the Company to register the shares received in the Reorganization under the Securities Act. In general, the Company is only required to effect two such demand registrations. Upon the exercise of a demand registration, the Company may, at its option and in lieu of effecting such registration, purchase from Doubletree the shares requested to be registered for a cash amount equal to the estimated net proceeds (as defined in the Registration Rights Agreement) Doubletree would have received upon the registered public sale of such shares. The Company is not required to file a registration statement upon exercise of these demand registration rights within 180 days following any underwritten public offering of Common Stock or securities, convertible into or exercisable or exchangeable for Common Stock. All expenses of any registration relating to securities as provided in the Registration Rights Agreement (other than underwriting discounts and commissions and fees and expenses of counsel for selling stockholders) are to be borne by the Company. The Initial Stockholders have agreed to waive their rights to include shares of Common Stock in the Offering.

     Stockholders Agreement. The Stockholders Agreement among the Company and the Initial Stockholders entitles the Initial Stockholders, among other things, to nominate directors to the Company's Board of Directors. Prior to the Offering, the Company's Board of Directors consisted of four directors, of which two were nominated by JPD Corporation and the Fix Partnership and two were nominated by Doubletree. See "Management -- Directors and Executive Officers." Pursuant to the Stockholders Agreement, following the completion of the Offering, the Board of Directors will be expanded to include at least two directors who are not affiliated with any Initial Stockholder, which individuals shall be initially appointed by unanimous agreement of the directors then in office. Each of JPD Corporation and the Fix Partnership, acting jointly, and Doubletree will be entitled to nominate one-half of the number of directors, other than the unaffiliated directors. Each of the Initial Stockholders has agreed to vote its shares of Common Stock in favor of individuals nominated pursuant to the Stockholders Agreement. Each of these stockholders has agreed to vote for the removal of a director if the Initial Stockholder that nominated such director so requests.

     The Stockholders Agreement also provides the Initial Stockholders with certain "veto rights" with respect to specified actions by the Company and its subsidiaries. In general, without the written approval of the Initial Stockholders, the Company may not amend its certificate of incorporation or bylaws or declare or pay any dividends or make any other distributions with respect to its capital stock, and neither the Company nor any of its subsidiaries may engage in certain acquisitions or dispositions, or make capital expenditures, involving consideration in excess of $10 million, purchase or redeem any of its capital stock, issue or sell any capital stock, options or similar derivative securities or file any registration statement with respect thereto, authorize or effect any stock dividend or stock split, incur or assume any indebtedness in excess of $10 million, engage in any business not significantly related to the business in which Candlewood LLC was engaged at the time the Company was incorporated, enter into certain related party transactions, change accountants or accounting principles or practices, establish arrangements for compensating officers, directors of employees in excess of certain levels or enter into other transactions or arrangements not in the ordinary course of business. In addition, without the written approval of each of the Initial Stockholders, the Company may not engage in certain transactions involving a merger, consolidation or liquidation of the Company, engage in certain acquisitions or dispositions, increase the size of its Board of Directors or engage in certain transactions involving the liquidation or sale of certain of its subsidiaries. The Initial Stockholders have consented to the registration, offer and sale of the shares of Common Stock offered hereby, the Reorganization, certain organizational matters related to the formation of the Company and other transactions contemplated hereby.

     The Stockholders Agreement also provides to Doubletree certain purchase rights with respect to future sales of Common Stock or securities convertible into or exchangeable for Common Stock. In general, if the Company intends to sell such securities for cash, subject to certain exceptions with respect to sales to employees, the Company must first offer to sell such securities to Doubletree in proportion to the number of Subject Shares (as defined therein) held by Doubletree. Doubletree has agreed to waive its purchase rights as they relate to the Offering.

     The Stockholders Agreement will terminate ten years after the commencement of the Offering or at such time as the Initial Stockholders hold less than 50% of the outstanding Common Stock of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of October 15, 1996 after giving effect to the Reorganization, and as adjusted to reflect the Offering (i) by each person who is known by the Company to beneficially own more than five percent of the Common Stock, (ii) by each of the Company's directors, (iii) by each of the Named Executive Officers and (iv) by all executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                                       OWNERSHIP PRIOR TO          OWNERSHIP AFTER
                                                            OFFERING                   OFFERING
                                                     ----------------------     ----------------------
                NAME AND ADDRESS OF                  NUMBER OF                  NUMBER OF
                BENEFICIAL OWNER(1)                   SHARES     PERCENTAGE      SHARES     PERCENTAGE
---------------------------------------------------  ---------   ----------     ---------   ----------
Doubletree Corporation.............................  2,587,500      50.0%       2,587,500      28.7%
  410 N. 44th Street
  Phoenix, Arizona 85008
Warren D. Fix Family Partnership...................    388,125       7.5          388,125       4.3
Jack P. DeBoer(2)..................................  2,111,399      40.8        2,111,399      23.4
Richard J. Ferris(3)...............................         --        --               --        --
Peter V. Ueberroth(3)..............................         --        --               --        --
Warren D. Fix(4)...................................    388,125       7.5          388,125       4.3
James E. Korroch...................................         --        --               --        --
All directors and executive officers as a
  group (9 persons)(2)(4)..........................  2,499,524      48.3        2,499,524      27.7


---------------
 *  Less than one percent

(1) The address of each of the persons listed in the table (other than Doubletree Corporation) is Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206.


(2) Excludes 87,976 shares held by certain trusts, the beneficiaries of which are grandchildren of Mr. DeBoer. Mr. DeBoer has no interest in such trusts and disclaims beneficial ownership of such shares.


(3) Excludes 2,587,500 shares held by Doubletree, the Co-Chairmen of which are Messrs. Ferris and Ueberroth. Messrs. Ferris and Ueberroth disclaim beneficial ownership of such shares.

(4) Includes 388,125 shares held by Warren D. Fix Family Partnership. Mr. Fix disclaims beneficial ownership of these shares except to the extent of his interest in the Fix Partnership.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock in one or more series. Immediately following the completion of the Offering (assuming the Underwriters' over-allotment option is not exercised), an aggregate of 9,025,000 shares of Common Stock will be issued and outstanding, and no shares of preferred stock will be issued or outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of agreements governing the Company's long-term debt. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after satisfaction of the liquidation preference of any outstanding Preferred Stock.

     Holders of Common Stock have no preemptive, conversion or redemption rights and are not subject to further class or assessments by the Company. Immediately upon consummation of the Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to those of the Common Stock. The rights of holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any series of Preferred Stock.

REGISTRATION RIGHTS

     Certain holders of Common Stock have registration rights with respect to the Common Stock. See "The Reorganization -- Registration Rights Agreement."

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting or stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

STOCK TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering and assuming no exercise of the Underwriters' over-allotment option, the Company will have outstanding 9,025,000 shares of Common Stock. Of these shares, the 3,850,000 shares sold in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company. The remaining 5,175,000 outstanding shares (the "Restricted Shares") of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom, such as that provided by Rule 144.

     The Company and each of its directors, officers and existing stockholders have agreed with the Underwriters that, except under certain circumstances, they will not issue, sell or dispose of any shares of Common Stock of the Company or any shares convertible or exchangeable into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriters.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years, including an "affiliate" of the Company, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock of the Company (approximately 90,250 shares after giving effect to the Offering, assuming no exercise of the Underwriters' over-allotment option and no conversion of the Company's convertible securities or exercise of outstanding warrants) or the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, "affiliates" of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not "restricted securities" (such as shares of Common Stock acquired by "affiliates" in the Offering). Under Rule 144(k), a holder of "restricted securities" who is not deemed an "affiliate" of the Company at any time during the 90 days immediately preceding a sale by such holder, who has beneficially owned shares for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the limitations and requirements described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

                                  UNDERWRITING

     The Underwriters named below, represented by Montgomery Securities and Schroder Wertheim & Co. Incorporated ("the Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares, if they purchase any. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                           NUMBER OF SHARES
                                UNDERWRITERS                               TO BE PURCHASED
    ---------------------------------------------------------------------  ----------------
    Montgomery Securities................................................
    Schroder Wertheim & Co. Incorporated.................................

                                                                               ---------
              Total......................................................      3,850,000
                                                                               =========

     The Representatives propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not
more than $          per share; and the Underwriters may allow, and such dealers
may reallow, a concession of not more than $          per share to certain other
dealers. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. After the initial public offering, the public offering price, allowances, concessions and other selling terms may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 577,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, its directors, executive officers and existing stockholders, will agree that, except under certain circumstances, for a period of 180 days after the date of its Prospectus, they will not, without the consent of the Representatives, issue, sell or dispose of any shares of the Common Stock or any shares convertible or exchangeable into any shares of Common Stock. See "Shares Eligible for Future Sale."

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Accordingly, the offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price will be the history of, and the prospects for, the industry in which the Company competes, an assessment of the Company's management, its financial condition, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the general condition of the economy and the securities markets and the market prices for similar securities of generally comparable companies at the time of the Offering.

     The Representatives have informed the Company that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

                                    EXPERTS

     The consolidated financial statements of Candlewood Hotel Company L.L.C. and subsidiaries as of December 31, 1995 and June 30, 1996, and for the period from October 1, 1995 (date of inception) to December 31, 1995 and for the six-months ended June 30, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins. Certain legal matters relating to the Offering will be passed upon for the Underwriters by O'Melveny & Myers LLP.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement, financial statements, exhibits and schedules filed therewith. Statements contained in this Prospectus by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each such instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at the prescribed rates from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     As a result of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Common Stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company also intends to furnish such other reports as it may determine or as may be required by law.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...........................................................  F-2
Consolidated Balance Sheets at December 31, 1995 and June 30, 1996.....................  F-3
Consolidated Statements of Operations for the period from October 1, 1995 (Date of
  Inception)
  to December 31, 1995 and the Six Months Ended June 30, 1996..........................  F-4
Consolidated Statements of Members' Equity for the Period from October 1, 1995 (Date of
  Inception) to December 31, 1995 and the Six Months Ended June 30, 1996...............  F-5
Consolidated Statements of Cash Flows for the Period from October 1, 1995 (Date of
  Inception)
  to December 31, 1995 and the Six Months Ended June 30, 1996..........................  F-6
Notes to Consolidated Financial Statements.............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Candlewood Hotel Company, L.L.C.:

     We have audited the accompanying consolidated balance sheets of Candlewood Hotel Company, L.L.C. and subsidiaries as of December 31, 1995 and June 30, 1996, and the related consolidated statements of operations, members' equity and cash flows for the period from October 1, 1995 (date of inception) to December 31, 1995 and for the six months ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Candlewood Hotel Company, L.L.C. and subsidiaries as of December 31, 1995 and June 30, 1996, and the results of their operations and their cash flows for the period from October 1, 1995 (date of inception) to December 31, 1995 and for the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Wichita, Kansas
August 23, 1996

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1995 AND JUNE 30, 1996

                                                                                       PRO FORMA
                                                                                         1996
                                                                                       (NOTE 10)
                                                             1995          1996       -----------
                                                          ----------    ----------    (UNAUDITED)
ASSETS
Cash and cash equivalents...............................  $  123,384    $1,022,492    $ 1,022,492
Accounts receivable.....................................       2,975        55,107         55,107
Pre-opening costs, net of accumulated amortization of
  $24,260...............................................          --        88,163         88,163
Prepaid expenses........................................         945        35,771         35,771
                                                          ----------    ----------     ----------
          Total current assets..........................     127,304     1,201,533      1,201,533
                                                          ----------    ----------     ----------
Construction in progress -- hotel property..............     842,656     1,266,268      1,266,268
Property and equipment, net of accumulated depreciation
  of $301 and $37,531, respectively.....................      37,639     3,873,070      3,873,070
Intangible assets, net of accumulated amortization of
  $4,324 and $13,593, respectively......................     239,345       230,438        230,438
Pre-acquisition costs...................................       6,397       294,715        294,715
Other assets............................................      30,000       163,045        163,045
                                                          ----------    ----------     ----------
                                                          $1,283,341    $7,029,069    $ 7,029,069
                                                          ==========    ==========     ==========
LIABILITIES AND MEMBERS' EQUITY
Accounts payable........................................  $   64,695    $  329,828    $   329,828
Accrued expenses........................................      27,532        82,463         82,463
                                                          ----------    ----------     ----------
          Total current liabilities.....................      92,227       412,291        412,291
                                                          ----------    ----------     ----------
Note payable............................................          --            --      7,334,614
Minority interests......................................       8,427        47,460             --
Members' equity.........................................   1,182,687     6,569,318             --
Stockholders' equity (deficit):
  Preferred Stock, par value $.01 per share; 5,000,000
     shares authorized; no shares issued and
     outstanding........................................          --            --             --
  Common Stock, par value $.01 per share; 100,000,000
     shares authorized; no shares issued and
     outstanding, actual;
     5,175,000 shares issued and outstanding, pro
     forma..............................................          --            --         51,750
  Additional paid-in capital............................          --            --        348,450
  Retained earnings (accumulated deficit)...............          --            --     (1,118,036)
                                                          ----------    ----------     ----------
          Total stockholders' equity (deficit)..........          --            --       (717,836)
                                                          ----------    ----------     ----------
Commitments.............................................
                                                          ----------    ----------     ----------
                                                          $1,283,341    $7,029,069    $ 7,029,069
                                                          ==========    ==========     ==========

          See accompanying notes to consolidated financial statements.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  FOR THE PERIOD FROM OCTOBER 1, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                         1995          1996
                                                                       ---------     ---------
REVENUE:
Room revenue.........................................................  $      --     $ 116,113
Other revenue........................................................         --         3,925
                                                                       ---------     ---------
          Total revenue..............................................         --       120,038
                                                                       ---------     ---------
COSTS AND EXPENSES:
Hotel operating expenses.............................................         --        86,195
Corporate operating expenses.........................................    204,361       748,348
Depreciation and amortization........................................      4,625        70,759
                                                                       ---------     ---------
          Total costs and expenses...................................    208,986       905,302
                                                                       ---------     ---------
Loss from operations.................................................   (208,986)     (785,264)
Interest income......................................................         --        11,496
                                                                       ---------     ---------
          Net loss...................................................  $(208,986)    $(773,768)
                                                                       =========     =========
Pro forma net loss per share.........................................  $    (.04)    $    (.15)
                                                                       =========     =========

          See accompanying notes to consolidated financial statements.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
  FOR THE PERIOD FROM OCTOBER 1, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                         WARREN D. FIX
                                       DOUBLETREE          JPD              FAMILY                TOTAL
                                       CORPORATION     CORPORATION     PARTNERSHIP, L.P.     MEMBERS' EQUITY
                                       -----------     -----------     -----------------     ---------------
Balance at October 1, 1995...........  $--.........     $       --         $      --           $        --
Capital contribution.................    1,191,573         200,000               100             1,391,673
Net loss.............................     (104,493)        (88,819)          (15,674)             (208,986)
                                        ----------       ---------          --------            ----------
Balance at December 31, 1995.........    1,087,080         111,181           (15,574)            1,182,687
Capital contribution.................    6,160,399              --                --             6,160,399
Net loss.............................     (386,884)       (328,851)          (58,033)             (773,768)
                                        ----------       ---------          --------            ----------
Balance at June 30, 1996.............  $ 6,860,595      $ (217,670)        $ (73,607)          $ 6,569,318
                                        ==========       =========          ========            ==========

          See accompanying notes to consolidated financial statements.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE PERIOD FROM OCTOBER 1, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                        1995           1996
                                                                     ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...........................................................  $ (208,986)    $  (773,768)
Adjustments to reconcile net loss to net cash used in operations:
  Depreciation and amortization....................................       4,625          70,759
Change in:
  Accounts receivable..............................................      (2,975)        (52,132)
  Pre-opening costs................................................          --        (112,423)
  Prepaid expenses.................................................        (945)        (34,826)
  Other assets.....................................................          --         (13,557)
  Accounts payable.................................................      64,695         265,133
  Accrued expenses.................................................      27,532          54,931
                                                                     ----------     -----------
  Net cash used in operating activities............................    (116,054)       (595,883)
                                                                     ----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property and equipment............................    (880,596)     (4,296,273)
Pre-acquisition costs..............................................      (6,397)       (288,318)
Certificates of deposit............................................     (30,000)       (119,488)
Expenditures for capitalized intangible assets.....................     (43,669)           (362)
                                                                     ----------     -----------
  Net cash used in investing activities............................    (960,662)     (4,704,441)
                                                                     ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Members' capital contributions.....................................   1,191,673       6,160,399
Capital contributions to subsidiaries by minority interest
  partners.........................................................       8,427          39,033
                                                                     ----------     -----------
  Net cash provided by financing activities........................   1,200,100       6,199,432
                                                                     ----------     -----------
Net increase in cash and cash equivalents..........................     123,384         899,108
Cash and cash equivalents at beginning of period...................          --         123,384
                                                                     ----------     -----------
  Cash and cash equivalents at end of period.......................  $  123,384     $ 1,022,492
                                                                     ==========     ===========

          See accompanying notes to consolidated financial statements.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Candlewood Hotel Company, L.L.C. ("Candlewood") and its 98% owned subsidiaries, Candlewood Wichita Northeast, LLC ("Wichita"), Candlewood Omaha, LLC ("Omaha"), and Candlewood Englewood, LLC ("Englewood"), collectively referred to as the Company. Candlewood was formed on November 16, 1995 and is owned 50% by Doubletree Corporation ("Doubletree"), 42.5% by JPD Corporation ("JPD") and 7.5% by Warren D. Fix Family Partnership, L.P. ("Fix"), collectively referred to as the "Members". Wichita, Omaha and Englewood are each owned 98% by Candlewood, 1% by DT Real Estate, Inc., .85% by JPD and .15% by Fix. Candlewood and all of the subsidiaries are limited liability companies and as such have limited lives (Candlewood, Omaha and Englewood -- 30 years; Wichita -- 100 years). Certain expenses applicable to the Company's business which were incurred during the period from October 1, 1995 to November 16, 1995 and were funded by the Members' capital contributions have been reflected herein as expenses of the Company. All significant intercompany balances and transactions have been eliminated.

  b. Description of Business

     The Company intends to develop, construct, own, operate, manage and franchise a new nationwide hotel chain under the name Candlewood Hotel. The hotels will be designed to serve extended stay, value oriented, guests with high quality, fully equipped studio units. The first hotel commenced operations on May 5, 1996, and as of June 30, 1996, the Company has one hotel in operation in Wichita, Kansas, one hotel under construction in Omaha, Nebraska, and one hotel under construction in Englewood, Colorado. Prior to opening the hotel in Wichita, the Company was in the development stage.

     The Members have entered into a Limited Liability Company Agreement (the "Agreement") under which Doubletree agrees to contribute up to $15 million to the Company subject to certain requirements. Net income or loss of the Company is allocated to the Members in accordance with their respective membership interests. Cash distributions may be made as agreed to by the Members. Cash distributions must be made to the Members to the extent the Company has available cash and Doubletree has not been repaid for all of its capital contributions, subject to the maintenance of funds and reserves for working capital, investment in additional hotel properties, capital expenditures and other cash uses as agreed upon by the Members. Cash distributions will be allocated among the Members first to provide Doubletree with a preferred return (as defined) on its capital contributions and, second, to the Members in proportion to their relative unrepaid capital contributions. The Agreement also places various restrictions on the sale or transfer of a Member's ownership interest.

  c. Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to forty years. Maintenance and repairs are charged to operations as incurred.

  d. Intangible Assets

     Pursuant to the terms of the Agreement, JPD contributed the ownership rights, title and interest in the Candlewood Hotel name and logo and certain other intangibles to the Company at the agreed-upon value of $200,000. Such amount is included in intangible assets and is being amortized using the straight-line method over a period of twenty years. Intangible assets also include certain other organization costs which are being amortized using the straight-line method over a period of five years.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

  e. Pre-opening Costs

     Costs which are incurred prior to the opening of a property and are related to the hiring and training of hotel personnel, such as compensation, travel and relocation, are capitalized and amortized, commencing upon the date a property is opened, over the shorter of the estimated period of benefit or twelve months.

  f. Pre-acquisition Costs

     The Company incurs various costs related to the acquisition of property sites. These costs are recorded as pre-acquisition costs until the property is acquired, at which time the costs are reclassified to construction in progress -- hotel property. In the event that the acquisition is not consummated, the costs are charged to operations.

  g. Income Taxes

     The accompanying financial statements do not include a provision for income taxes since the Company is not a taxpaying entity. Each Member's proportionate share of the Company's taxable income or loss is included in the Member's tax return.

     Subsequent to the proposed public offering (see note 9), the Company will no longer operate as a limited liability company and, accordingly, the Company will become a taxable entity. Because the Company has incurred losses since inception, there is no pro forma income tax expense or benefit for the period from October 1, 1995 (date of inception) to December 31, 1995 and for the six-months ended June 30, 1996 as the income tax benefit attributable to the pro forma net operating loss carryforward would be offset by a valuation allowance.

  h. Statement of Cash Flows

     The Company considers all short-term, highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At the balance sheet date, cash and cash equivalents consist of demand deposit accounts in a bank. Noncash financing and investing activities for the period from October 1, 1995 to December 31, 1995 include a capital contribution of $200,000 made by a Member in the form of intangible assets.

  i. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

  j. Pro Forma Net Loss Per Share

     Subsequent to the proposed public offering (see note 9), the Company will no longer operate as a limited liability company and, accordingly, the Company will become a taxable entity. Pro forma net loss per share information is presented as if (i) the Company had operated as a taxable entity (C Corporation) for the period from October 1, 1995 (date of inception) to December 31, 1995 and for the six-months ended June 30, 1996 and (ii) the reorganization described in note 9 had been effective as of October 1, 1995 and the shares of common stock issued in conjunction with the reorganization had been issued and outstanding for all periods presented (see note 1g).

  k. Revenue Recognition

     Room revenue and other revenue are recognized when earned.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 DECEMBER 31,      JUNE 30,
                                                                     1995            1996
                                                                 ------------     ----------
    Hotel property and equipment:
      Land.....................................................    $     --       $  266,760
      Buildings and improvements...............................          --        2,720,638
      Furniture, fixtures and equipment........................          --          653,595
                                                                   --------       ----------
                                                                         --        3,640,993
         Less accumulated depreciation.........................          --           24,796
                                                                   --------       ----------
                                                                         --        3,616,197
                                                                   --------       ----------
    Corporate property and equipment:
      Furniture, fixtures and equipment........................      13,295          226,310
      Leasehold improvements...................................      24,645           43,298
                                                                   --------       ----------
                                                                     37,940          269,608
         Less accumulated depreciation.........................         301           12,735
                                                                   --------       ----------
                                                                     37,639          256,873
                                                                   --------       ----------
              Total property and equipment.....................    $ 37,639       $3,873,070
                                                                   ========       ==========

3. INTANGIBLE ASSETS

     Intangible assets consists of the following:

                                                                 DECEMBER 31,       JUNE 30,
                                                                     1995             1996
                                                                 ------------       --------
    Operating rights...........................................    $200,000         $200,000
    Organization costs.........................................      43,669           44,031
                                                                   --------         --------
                                                                    243,669          244,031
      Less accumulated amortization............................       4,324           13,593
                                                                   --------         --------
                                                                   $239,345         $230,438
                                                                   ========         ========

4. OTHER ASSETS

     Other assets consists of the following:

                                                                 DECEMBER 31,       JUNE 30,
                                                                     1995             1996
                                                                 ------------       --------
    Certificates of deposit....................................    $ 30,000         $149,488
    Loan application fees......................................          --           10,000
    Other......................................................          --            3,557
                                                                   --------         --------
              Total other assets...............................    $ 30,000         $163,045
                                                                   ========         ========

     Certificates of deposit are pledged as collateral for letters of credit on behalf of the Company in connection with deposits made pursuant to contracts for the acquisition of real estate.

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

5. LEASES

     The Company leases corporate office space and certain equipment under operating leases expiring at various dates through May 2001. Rental expense for the period ended December 31, 1995 and the six months ended June 30, 1996 was $13,188 and $28,195, respectively.

     Future minimum lease payments under noncancelable operating leases having remaining terms in excess of one year at June 30, 1996 are as follows:

        December 31, 1996.................................................  $ 54,747
        December 31, 1997.................................................   109,493
        December 31, 1998.................................................   109,493
        December 31, 1999.................................................   106,755
        December 31, 2000.................................................   102,138
                                                                            --------
                                                                            $482,626
                                                                            ========

6. RELATED PARTY TRANSACTIONS

     The Company obtains insurance coverages and leases its corporate office space and certain equipment from a related party which is partially owned by the Company's president. Such payments for insurance coverages totaled $14,568 for the six months ended June 30, 1996 and were not significant for the period ended December 31, 1995. Such payments for rent of corporate office space and equipment and reimbursement for leasehold improvements totaled $58,066 for the six months ended June 30, 1996. Such payments for rent of corporate office space and equipment totaled $9,984 for the period ended December 31, 1995.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair values due to the short maturities of such instruments.

8. EMPLOYEE BENEFITS PLANS

     Effective June 1, 1996, the Company established the Candlewood Hotel Company 401(k) Profit Sharing Plan (the "Plan") for its employees. Generally, all full-time employees who are over 21 years of age and have completed 12 months of service are eligible to participate in the Plan and are permitted to contribute up to 15% of their individual compensation, subject to certain limitations established by the Internal Revenue Service for plans of this type. The Company may, but is not obligated to, make contributions on behalf of each participant at the rate of 50% of the participants compensation, not to exceed 6% of the employee's compensation. For the six months ended June 30, 1996, there were no matching contributions provided by the Company.

9. SUBSEQUENT EVENTS

     Public Offering and Reorganization. In August 1996, the Members of the Company formed Candlewood Hotel Company, Inc. ("Candlewood Inc.") in anticipation of Candlewood Inc.'s filing a Registration Statement with the Securities and Exchange Commission for an initial public offering of shares of its common stock ("Offering"). Immediately prior to the Offering, each of Doubletree and Fix will contribute its outstanding membership interest in the Company and the minority interests in the Subsidiaries, and the stockholders of JPD will contribute 100% of the common stock of JPD (the assets of which are

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES substantially comprised of its membership interests in the Company) to Candlewood Inc. In consideration for such contributions, each of the contributors will be issued shares of common stock of Candlewood Inc. in proportion to their respective ownership interests in the Company immediately prior to such transfer.

     In addition, prior to the Offering, capital in excess of $200,100 previously contributed by Doubletree, together with the preferred return on such amounts, will be distributed to Doubletree. In connection with the reorganization, Doubletree has agreed to extend to the Company a $15 million subordinated credit facility. Prior to the Offering, Doubletree will loan the amount of the distribution of capital and preferred return to the Company, which will be evidenced by a long-term note payable as part of the subordinated credit facility. Amounts due under the facility will mature in five years and will bear interest at rates of seven percent per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. Interest-only payments will be due each calendar quarter.

     Shareholder Agreements. The Company has entered into an arrangement which provides that, concurrent with the effective date of the initial public offering, Candlewood Inc. will enter into an agreement with the initial stockholders of Candlewood Inc. (the "Stockholders Agreement") which will entitle the initial stockholders, among other things, to nominate directors to the Board of Directors of Candlewood Inc. and to exercise certain "veto rights." The Stockholders Agreement will terminate ten years after the commencement of the initial public offering or at such time that the shares of common stock initially issued to the initial stockholders and still held by them represent, in the aggregate, less than a majority of the total number of shares of common stock outstanding.

10.  PRO FORMA BALANCE SHEET (UNAUDITED)

          The unaudited pro forma balance sheet at June 30, 1996 gives effect to the reorganization as if the reorganization had occurred on that date. Pro forma adjustments are as follows:

    Cash
    ------------------------------------------------------------------------
      Proceeds from note payable issued to Doubletree pursuant to $15 million subordinated credit facility...............................  $ 7,334,614
      Distribution to Doubletree............................................   (7,334,614)
                                                                              -----------
      Net pro forma adjustment..............................................  $        --
                                                                              ===========
    Note Payable
    ------------------------------------------------------------------------
      Proceeds from note payable issued to Doubletree pursuant to $15 million subordinated credit facility...............................  $ 7,334,614
                                                                              ===========
    Minority Interests
    ------------------------------------------------------------------------
      Contribution of minority interests of subsidiaries in conjunction with
         the reorganization.................................................  $   (47,460)
                                                                              ===========
    Members' Equity
    ------------------------------------------------------------------------
      Distribution to Doubletree of its cumulative capital contributions to
         Candlewood Hotel Company, L.L.C. in excess of $200,100.............  $(7,151,872)
      Reclassification of contributed capital to common stock ($51,750) and
         additional paid-in capital ($348,450)..............................     (400,200)
      Reclassification of cumulative losses to accumulated deficit..........      982,754
                                                                              -----------
         Net pro forma adjustment...........................................  $(6,569,318)
                                                                              ===========

               CANDLEWOOD HOTEL COMPANY, L.L.C. AND SUBSIDIARIES

    Stockholders' Equity (Deficit)
    ------------------------------------------------------------------------
      Reclassification of Members' Equity:
         Common stock.......................................................  $    51,750
                                                                              -----------
         Additional paid-in capital.........................................      348,450
                                                                              -----------
      Retained earnings (accumulated deficit):
         Reclassification of cumulative losses..............................     (982,754)
         Distribution to Doubletree of preferred return on capital
          contribution......................................................     (135,282)
                                                                              -----------
              Total pro forma adjustment to retained earnings (accumulated
               deficit).....................................................   (1,118,036)
                                                                              -----------
              Net pro forma adjustment to stockholders' equity (deficit)....  $  (717,836)
                                                                              ===========

-------------------------------------------------------
-------------------------------------------------------
     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
                          ----------------------------

                               TABLE OF CONTENTS
                          ----------------------------

                                          Page
                                          ----
Prospectus Summary......................     3
Risk Factors............................     8
Special Note Regarding Forward-Looking
  Statements............................    15
Use of Proceeds.........................    16
Dividend Policy.........................    16
Capitalization..........................    17
Dilution................................    18
Selected Historical and Pro Forma
  Consolidated Financial Information....    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    20
Business................................    24
Management..............................    37
Certain Transactions....................    43
The Reorganization......................    44
Principal Stockholders..................    46
Description of Capital Stock............    47
Shares Eligible For Future Sale.........    48
Underwriting............................    49
Experts.................................    50
Legal Matters...........................    50
Additional Information..................    50
Index to Consolidated Financial
  Statements............................   F-1

Until             , 1996 (25 days after the commencement of the Offering), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters or with respect to their unsold allotments or subscriptions.
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
                                3,850,000 SHARES
                                      LOGO
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                             MONTGOMERY SECURITIES

                            SCHRODER WERTHEIM & CO.
                                           , 1996
-------------------------------------------------------
-------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the Common Stock being registered (all amounts are estimated except the SEC and NASD registration fees):

    SEC registration fee......................................................  $ 21,374
    NASDAQ application fee....................................................    45,000
    Blue sky fees and expenses................................................    50,000
    Printing and engraving expenses...........................................   100,000
    Legal fees and expenses...................................................   250,000
    NASD filing fee...........................................................     6,699
    Accounting fees and expenses..............................................    75,000
    Transfer agent............................................................    15,000
    Miscellaneous.............................................................    36,927
                                                                                --------
              Total...........................................................  $600,000
                                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, the Certificate of Incorporation of the Company, a copy of which is filed as Exhibit 3.1 hereto, eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

     The Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Bylaws, a copy of which is filed as Exhibit 3.2 hereto, provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

     Prior to the completion of the Offering, the Company anticipates entering into indemnification agreements with certain of its Directors and officers that require the Company to indemnify such Directors and officers to the fullest extent permitted by applicable provisions of the Delaware General Corporation Law, provided that any settlement of a third party action against a Director or officer is approved by the Company, and subject to limitations for actions initiated by the Director or officer, penalties paid by insurance, and violations of Section 16(b) of the Securities Exchange Act of 1934 and similar laws.

     The Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of the Company and its officers and Directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In October 1996, an aggregate of 5,175,000 shares of common stock will be issued to Doubletree Corporation and the Fix Partnership in exchange for the Membership Interests in Candlewood LLC and the Subsidiary LLCs and to the shareholders of JPD Corporation in exchange for 100% of the stock of JPD Corporation. This issuance will be effected in reliance upon exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Financial Statements.

     (b) Schedules Included in Part II: None

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

     (c) Exhibits.


EXHIBIT
  NO.                                          DESCRIPTION
-------   -------------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement.**
  3.1     Restated Certificate of Incorporation of the Registrant.**
  3.2     Bylaws of the Registrant.**
  4.1     Specimen Certificate of Common Stock.**
  4.2     Form of Stockholder Agreement among Doubletree Corporation, JPD Corporation and the
          Warren D. Fix Family Partnership, L.P.**
  5.1     Opinion of Latham & Watkins regarding legality of shares.**
 10.1     Form of Indemnification Agreement for executive officers and directors.**
 10.2     1996 Equity Participation Plan and form of stock option agreements.**
 10.3     Employment Agreement between the Registrant and Jack P. DeBoer dated as of
          September 1, 1996.**
 10.4     Development Agreement between the Registrant and Studio West Hotel Development
          Company, L.L.C. dated as of June 11, 1996.**
 10.5     Franchise Agreement between the Registrant and Studio West Hotel Development Company,
          L.L.C. dated July 25, 1996.**
 10.6     Incorporation and Registration Rights Agreement dated as of September 1, 1996 among
          Doubletree Corporation, JPD Corporation and the Warren D. Fix Family Partnership,
          L.P.**
 10.7     Term Loan Agreement by and between NationsBank of Texas, N.A. and Candlewood Wichita
          Northeast, L.L.C., dated October 15, 1996.**
 10.8     Promissory Note from Candlewood Wichita Northeast, L.L.C. to NationsBank of Texas,
          N.A., dated October 15, 1996.**
 10.9     Security Agreement between Candlewood Wichita Northeast, L.L.C. and NationsBank of
          Texas, N.A. dated October 15, 1996.**
 10.10    Guaranty Agreement between the Company and NationsBank of Texas, N.A. dated
          October 15, 1996.**
 11.1     Computation of pro forma net loss per share.**
 21.1     Subsidiaries of the Registrant.**
 23.1     Consent of Latham & Watkins (contained in Exhibit 5.1).
 23.2     Consent of KPMG Peat Marwick LLP.
 24.1     Power of Attorney.**
 27.1     Financial Data Schedule.**


---------------

 ** Previously filed.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.


          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on November 1, 1996.


                                          CANDLEWOOD HOTEL COMPANY, INC.
                                          a Delaware corporation


                                          By:   /s/  JACK P. DEBOER


                                          --------------------------------------
                                                      Jack P. DeBoer
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              SIGNATURE                               TITLE                        DATE
-------------------------------------  ------------------------------------  -----------------
         /s/  JACK P. DEBOER           President, Chief Executive Officer    November 1, 1996
-------------------------------------    and Chairman of the Board
           Jack P. DeBoer                (Principal Executive Officer)
         /s/  WARREN D. FIX            Director, Executive Vice President,   November 1, 1996
-------------------------------------    Chief Financial Officer and
            Warren D. Fix                Director (Principal Financial and
                                         Principal Accounting Officer)
          RICHARD J. FERRIS*           Director                              November 1, 1996
-------------------------------------
          Richard J. Ferris
          PETER V. UEBERROTH*          Director                              November 1, 1996
-------------------------------------
         Peter V. Ueberroth
      *By:  /s/  WARREN D. FIX
-------------------------------------
            Warren D. Fix
          Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                   DESCRIPTION                                       PAGE
-------   ------------------------------------------------------------------------    ------------
  1.1     Form of Underwriting Agreement.**.......................................
  3.1     Restated Certificate of Incorporation of the Registrant.**..............
  3.2     Bylaws of the Registrant.**.............................................
  4.1     Specimen Certificate of Common Stock.**.................................
  4.2     Form of Stockholder Agreement among Doubletree Corporation, JPD
          Corporation and the Warren D. Fix Family Partnership, L.P.**............
  5.1     Opinion of Latham & Watkins regarding legality of shares.**.............
 10.1     Form of Indemnification Agreement for executive officers and directors.**............................................................
 10.2     1996 Equity Participation Plan and form of stock option agreements.**...
 10.3     Employment Agreement between the Registrant and Jack P. DeBoer dated as of September 1, 1996.**.................................................
 10.4     Development Agreement between the Registrant and Studio West Hotel
          Development Company, L.L.C. dated as of June 11, 1996.**................
 10.5     Franchise Agreement between the Registrant and Studio West Hotel
          Development Company, L.L.C. dated July 25, 1996.**......................
 10.6     Incorporation and Registration Rights Agreement dated as of September 1,
          1996 among Doubletree Corporation, JPD Corporation and the Warren D. Fix
          Family Partnership, L.P.**..............................................
 10.7     Term Loan Agreement by and between NationsBank of Texas, N.A. and
          Candlewood Wichita Northeast, L.L.C., dated October 15, 1996.**.........
 10.8     Promissory Note from Candlewood Wichita Northeast, L.L.C. to NationsBank of Texas, N.A., dated October 15, 1996.**...............................
 10.9     Security Agreement between Candlewood Wichita Northeast, L.L.C. and
          NationsBank of Texas, N.A. dated October 15, 1996.**....................
 10.10    Guaranty Agreement between the Company and NationsBank of Texas, N.A.
          dated October 15, 1996**................................................
 11.1     Computation of pro forma net loss per share.**..........................
 21.1     Subsidiaries of the Registrant.**.......................................
 23.1     Consent of Latham & Watkins (contained in Exhibit 5.1)..................
 23.2     Consent of KPMG Peat Marwick LLP........................................
 24.1     Power of Attorney.**....................................................
 27.1     Financial Data Schedule.**..............................................


---------------

 ** Previously filed.